     As filed with the Securities and Exchange Commission on April 5, 2000.
                                                     Registration No. 333-94597


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------



                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                                   ----------



                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                 (Name of small business issuer in its charter)



          WISCONSIN                              7389                         39-1924096
(State or other jurisdiction of      (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)       Classification Code Number)       Identification Number)


               16901 WEST GLENDALE DRIVE
             NEW BERLIN, WISCONSIN  53151                                     16901 WEST GLENDALE DRIVE
          (262) 780-3640 - FAX (262) 780-3655                                NEW BERLIN, WISCONSIN  53151
(Address and telephone number of principal executive offices)          (Address of principal place of business)



                                DONALD F. MARDAK
                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                            16901 WEST GLENDALE DRIVE
                           NEW BERLIN, WISCONSIN 53151
                       (262) 780-3640 - FAX (262) 780-3655
            (Name, address and telephone number of agent for service)
                          Copies of communications to:



        ROBERT J. PHILIPP, ESQ.                     GERALD R. TURNER, ESQ.
           KRANITZ & PHILIPP                 GERALD R. TURNER & ASSOCIATES, S.C.
      2230 EAST BRADFORD AVENUE                    411 EAST WISCONSIN AVENUE
     MILWAUKEE, WISCONSIN  53211                  MILWAUKEE, WISCONSIN  53202
(414) 332-2118 - FAX (414) 332-4480          (414) 278-7865 - FAX (414) 278-0064



        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
         As soon as practicable after this registration statement becomes effective.
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. |_|                      If this Form is a post-effective
amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                        CALCULATION OF REGISTRATION FEE


                                                               Proposed           Proposed
                                            Amount             maximum            maximum            Amount of
 Title of each class of securities          to be           offering price       aggregate         registration
          to be registered                registered           per unit        offering price         fee(1)
------------------------------------  ------------------  -----------------  -----------------   -----------------
            Common Stock               1,150,000 shares       $6.00 (1)        $6,900,000 (1)      $1,821.60 (2)
====================================  ==================  ================== ==================  =================



(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Fee initially paid for 1,000,000 shares at the assumed price of $6.50 per share ($1,716.00); additional fee paid herewith ($105.60) equals the total fee due for this registration statement as amended ($1,821.60) less the amount previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS (SUBJECT TO COMPLETION)
DATED APRIL    , 2000



                                1,000,000 SHARES

                      INTERNATIONAL MONETARY SYSTEMS, LTD.

                                  COMMON STOCK

                                   ----------


     International Monetary Systems, Ltd. is offering 1,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We expect that the initial public offering price will be between $5.00 and $6.00 per share.



                                   ----------



     We anticipate that, upon the completion of this offering, our common stock will be quoted on the NASD's OTC Bulletin Board under the symbol "IMSX."



                                   ----------



     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.




                            ------------------------
                            PRICE $          A SHARE
                            ------------------------




                                                                         Underwriting                Proceeds to
                                                 Price to                Discounts and              International
                                                  Public                  Commissions             Monetary Systems
                                                 --------                -------------            ----------------

Per Share.................................        $                         $                          $
Total.....................................     $                         $                          $




     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     This is a "best-efforts" offering. Our selected placement agents are not required to sell any specific number or dollar amount of securities, but will use their best efforts to sell all of the securities offered. Because there is no minimum purchase requirement for this offering, all proceeds could be paid directly to us. However, all funds received from subscribers will be held in escrow and disbursed by Grafton State Bank. The terms of our escrow agreement with Grafton State Bank are described under "Underwriting." This escrow is not required, but has been established by us voluntarily to insure the orderly and efficient handling of purchase payments received from investors. This offering may continue until 1,000,000 shares of common stock are sold or November 30, 2000, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.



                                   ----------


                             LISS FINANCIAL SERVICES


                  , 2000



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
Prospectus Summary............................................................................................    3
Risk Factors..................................................................................................    5
Use of Proceeds...............................................................................................    8
Dividend Policy...............................................................................................    8
Dilution......................................................................................................    9
Selected Financial Data.......................................................................................   10
Management's Discussion and Analysis of Financial Condition
    and Results of Operations.................................................................................   11
Business......................................................................................................   14
Management....................................................................................................   21
Certain Relationships and Related Transactions................................................................   23
Principal Stockholders........................................................................................   24
Description of Securities.....................................................................................   25
Common Stock Eligible for Future Sale.........................................................................   28
Underwriting..................................................................................................   30
Legal Matters.................................................................................................   32
Experts.......................................................................................................   32
Where You Can Find Additional Information.....................................................................   32
Index to Consolidated Financial Statements....................................................................   33
Exhibit A (Subscription Agreement)............................................................................  A-1



                                   ----------



     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.



                                   ----------



     UNTIL      , 2000 (90 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                                   ----------




     In this prospectus, "IMS," "we," "us" and "our" refer to International Monetary Systems, Ltd., a Wisconsin corporation, and its subsidiaries, and not to the selected placement agents.

                               PROSPECTUS SUMMARY


     You should read the following summary in conjunction with the more detailed information appearing elsewhere in this prospectus concerning our company and the common stock being offered, including our consolidated financial statements and related notes.




                                   OUR COMPANY



     IMS was incorporated in 1988 under the laws of the State of Wisconsin. We acquire, own, manage and operate trade exchanges and related businesses. Trade exchanges or barter networks are financial service firms which permit companies and individuals to exchange goods and services utilizing an electronic currency known as "trade dollars." In the typical barter transaction, a member offers to sell products or services in return for the exchange's trade dollars, typically referenced as "T$", which are paid to the member by the purchaser in the transaction. For example, T$100 refers to $100 worth of trade dollars that are used to acquire a product or service priced at $100 in U.S. currency. If the purchase price is greater than the amount of earned trade dollars in the buyer's account, the exchange may grant a trade dollar line of credit to the buyer. Periodically, each member has to account for any deficit in its trade account.



     We service over 2,400 barter customers who last year generated over $1,396,000 of consolidated revenues on more than $11,150,000 of trade volume. We have increased our revenues and trade volume by over 20% per year for ten years by increasing the number of our customers and acquiring other firms. We currently conduct our business operations only in the United States. However, we may in the future begin to operate internationally, particularly in the areas of business-to-business and consumer barter on the Internet.



     Our mailing address is 16901 W. Glendale Drive, P.O. Box 510305, New Berlin, Wisconsin 53151, and our telephone numbers are (800) 236-8104 and (262) 780-3640; the telephone number for our facsimile line is (262) 780-3655. Our Internet address is www.ctebarter.com.


                                  THE OFFERING


         Common Stock offered...............................................    1,000,000 shares
         Common Stock outstanding before the offering.......................    2,136,704 shares
         Common Stock to be outstanding after the offering..................    3,136,704 shares
         Proposed OTC Bulletin Board trading symbol.........................    IMSX



     We are offering our common stock through selected placement agents, including the managing placement agent, Liss Financial Services, who are broker-dealer members of the NASD. See "Risk Factors" and "Underwriting" for additional information concerning the underwriting terms of this "best-efforts" offering.


                                 USE OF PROCEEDS


     We will use the net proceeds of this offering to develop our Web site and increase marketing efforts, which will involve the hiring of additional personnel. We also propose to acquire other trade exchanges in order to expand the geographic scope of our business and make more extensive use of our facilities and personnel. We may on a selective basis acquire partial or complete ownership of firms in unrelated fields which utilize barter services or offer other operating synergies with our barter business.

                                  RISK FACTORS



     An investment in our common stock involves substantial risks, including those described in this prospectus under "Risk Factors," beginning on page 5.



                             SUMMARY FINANCIAL DATA


     You should read the following summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, and the related notes, which are included in this prospectus. The information shown below as of December 31, 1999 and 1998, and for the years which ended on those dates, has been taken from our consolidated financial statements, which have been audited by Smith & Gesteland, LLP., independent certified public accountants.



                                                                                        Year Ended
                                                                               ---------------------------
                                                                               December 31,   December 31,
                                                                                   1999           1998
                                                                               ------------   ------------

STATEMENT OF INCOME DATA:
    Revenues:
    Gross revenues..........................................................    $1,396,851     $ 1,181,540
                                                                                ----------     -----------
              Total revenues................................................     1,396,851       1,181,540
    Expenses:
         Payroll, related taxes and employee
            benefits........................................................       788,717         649,446
         General and administrative.........................................       284,927         266,229
         Occupancy..........................................................       166,361         115,769
         Selling............................................................       142,310          99,514
         Other..............................................................        33,524          31,930
                                                                                ----------     -----------
              Total expenses................................................     1,415,839       1,162,888
    Income (loss) before income taxes.......................................       (18,988)         18,652
    Income tax expense (benefit)............................................        (4,583)          9,278
                                                                                ----------     -----------
    Net income (loss).......................................................       (14,405)          9,374
    Retained earnings (deficit) beginning
       of period ...........................................................       (32,382)        (41,756)
                                                                                ----------     -----------
    Retained earnings (deficit) end
       of period ...........................................................    $  (46,787)    $   (32,382)
                                                                                ==========     ===========

    Net income (loss) per common share......................................    $    (0.01)    $      0.01
                                                                                ==========     ===========

    Weighted average common
       shares outstanding...................................................     1,992,198       1,834,118


BALANCE SHEET DATA:                                                                  December 31, 1999
                                                                                     -----------------
    Cash and cash equivalents.......................................................   $  101,505
    Total assets....................................................................   $  621,286
    Long-term debt, less current portion............................................   $   49,049
    Stockholders' equity............................................................   $  491,732


                                  RISK FACTORS


     This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes, before investing in our common stock. If any of the following risks actually occurs, our business, operating results, prospects or financial condition could be seriously harmed. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are not material may also impair our business operations. The trading price of our common stock could decline, and you could lose all or part of your investment.



THIS IS A "BEST-EFFORTS" OFFERING, AND WE MAY NOT RAISE ENOUGH CAPITAL FROM THE SALE OF OUR COMMON STOCK TO ADEQUATELY FUND OUR PLANNED GROWTH AND EXPANSION.



     The managing placement agent, Liss Financial Services, and the other selected placement agents are not obligated to sell or purchase any specific number of shares or dollar amount of our common stock. While these agents have agreed to use their best efforts to sell on our behalf all of the common stock offered, we have no guarantee as to how much stock, if any, will actually be sold in this offering.



     We plan to use up to approximately $100,000 of net offering proceeds to enhance our existing business, whether or not we are also able to acquire additional exchanges or other complementary businesses. However, we believe that the most cost-effective and rapid growth of our company can be achieved through one or more acquisitions. We anticipate that we will be able to acquire additional barter exchanges for prices ranging from approximately $100,000 to $1 million per exchange. If the proceeds of this offering, after deduction of selling commissions and other expenses, are not sufficient to meet our cash requirements for such acquisitions, we will expend all the proceeds we receive to grow and expand our existing business, principally by expanding our Internet site and otherwise increasing our marketing. Our inability to obtain adequate financing may impede our growth and thus negatively affect the return on your investment in our common stock.



WE FACE RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY, INCLUDING COMPETITION FOR SUITABLE CANDIDATES.



     We expect our growth to continue, in large part, through the acquisition of additional barter exchanges and other complementary businesses. The success of this strategy depends upon several factors, including:



     -   the availability of financing;



     - our ability to identify and acquire exchanges and related businesses on a cost-effective basis;



     - our ability to integrate acquired personnel, operations, products and technologies into our organization effectively; and



     - our ability to retain and motivate key personnel and to retain the clients of acquired firms.



     The competition to find and acquire suitable barter exchanges is intense, and we will compete for these exchanges with other companies that have substantially greater financial and other resources than our company.



     We cannot assure you that financing for acquisitions will be available on terms we find acceptable, or that we will be able to identify or consummate new acquisitions, or manage and integrate our expansions successfully. Any inability to do so would materially adversely affect our business, financial condition and operating results. We also cannot assure you that we will be able to sustain the rates of growth that we have experienced in the past.



     Furthermore, we may issue equity securities to pay for future acquisitions, which could be dilutive to our existing stockholders. We may also incur debt or assume contingent liabilities in connection with acquisitions, which could harm our operating results.

INCREASED REGULATION OF THE BARTER INDUSTRY COULD NEGATIVELY AFFECT OUR
BUSINESS.



     The barter industry is in large part currently self-regulated. We have obtained all federal, state and local licenses, permits and bonds necessary to operate our business and facilities. However, we cannot assure you that the barter industry in general, and our company in particular, will not in the future be subject to increased and more restrictive governmental regulation. If such regulation restricts or limits our ability to conduct our business, or if we are required to pay substantial compliance costs, our business, financial condition and operating results could be harmed and the return on your investment in our common stock might be negatively affected.



PURCHASERS OF COMMON STOCK IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.



     The initial public offering price of our common stock is substantially higher than the book value of our common stock immediately after the offering. As a result, if you purchase common stock in this offering, you will incur
immediate dilution of at least $   per share in the book value of the shares you
buy from the price you pay for your stock. You will incur this dilution in large part because our earlier investors paid substantially less than the initial public offering price when they purchased their shares of common stock. Further, investors in this offering will own 31.9% of our outstanding common
stock, if the entire offering is sold, but will have paid   % of the total
consideration received by us for that stock. See the discussion under "Dilution" for a calculation of the dilution you will experience, assuming various levels of sales in this offering, as well as the relative amounts paid, and number of shares owned, by existing shareholders and purchasers in this offering.



OUR MANAGEMENT MAY NOT BE SUCCESSFUL IN APPLYING THE PROCEEDS OF THIS OFFERING IN A MANNER THAT INCREASES THE VALUE OF YOUR INVESTMENT.



     The net proceeds of this offering have not been allocated for specific purposes, and we will have broad discretion in determining how the proceeds will be used. You will be entrusting your funds to our management, upon whose judgment you must depend, with limited information concerning acquisitions, if any, or other purposes to which the funds will ultimately be applied. We may not be successful in spending the proceeds from this offering, whether in our existing operations or for external investments, in ways which increase our profitability or our market value, or otherwise yield favorable returns. See "Use of Proceeds" for information concerning how we plan to use the proceeds from this offering.



PROVISIONS IN OUR CHARTER DOCUMENTS AND WISCONSIN LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY AND POSSIBLY REDUCE THE AMOUNT PAID FOR OUR COMMON STOCK IN THE FUTURE.



     Provisions of our articles of incorporation, bylaws and Wisconsin law could, separately or together:



     -   discourage potential acquisition proposals;



     -   delay or prevent a change in control; and



     - limit the price that investors might be willing to pay in the future for shares of our common stock.



     The application of these provisions could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Securities - Anti-Takeover Provisions" for a further discussion of statutory and other anti-takeover provisions which may affect us. Also, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, voting rights, restrictions, preferences and privileges of those shares without the approval of our stockholders. The rights of holders of common stock will be subject to, and may be impaired by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control by making it more difficult for a third party to acquire a majority of our stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders. We have no present plans to issue shares of preferred stock. However, even the potential issuance of preferred stock could reduce the price that investors are willing to pay for our common stock.

WE DEPEND ON OUR KEY PERSONNEL.



     Our future success depends upon the continued services of our senior management, particularly our president, Donald F. Mardak, and other key sales, marketing and support personnel. The loss of the services of Mr. Mardak or of one or more key employees could have a material adverse effect on our business, financial condition and operating results. In addition, if one or more key employees join a competitor firm or form a competing company, the resulting loss of existing or potential clients and business relationships, including merger or acquisition candidates, could have a serious adverse effect upon our business. Neither Mr. Mardak nor any other key employee is bound by an employment agreement, and these personnel may terminate their employment at any time. In addition, we do not have "key person" life insurance policies covering any of our employees. If we were to lose a key employee, we may be unable to prevent the unauthorized disclosure of our strategic planning, procedures, practices or client lists.



BECAUSE EXISTING STOCKHOLDERS WILL CONTINUE TO OWN A CONTROLLING PERCENTAGE OF OUR COMMON STOCK, THE VOTING POWER OF OTHER STOCKHOLDERS WILL BE LIMITED.



     We anticipate that our directors, executive officers and their affiliates will beneficially own, in the aggregate, more than 57% of our outstanding common stock after this offering. As a result, if these persons act together, they will have the ability to control all matters submitted to our stockholders for approval and to exercise controlling influence over our business and affairs. This includes any determination as to the election and removal of directors and the approval of any merger or other business combination, the acquisition or disposition of our assets, whether or not we incur indebtedness, the issuance of any additional common stock or other equity securities and the payment of dividends on our common stock. These stockholders may make decisions that are adverse to your interests. See "Principal Stockholders" for more information about the ownership of our outstanding common stock.



FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.



     The officers and directors of our company and their affiliates currently own, in the aggregate, 1,772,000 shares, or 82.9%, of our outstanding common stock. These persons have agreed to enter into lock-up agreements that prevent them from selling, pledging or otherwise disposing of their common stock for a period of 120 days after the commencement of this offering, without the prior written approval of Liss Financial Services, the managing placement agent. Upon the expiration of the 120-day lock-up period, these 1,772,000 shares held by our affiliates will become eligible for sale in the public market, subject only to the volume, manner of sale and notice requirements of Rule 144 under the Securities Act. An additional 364,704 shares, or 17.1% of our currently outstanding common stock, which is held by non-affiliates and not subject to lock-up agreements, will become eligible for sale at approximately the same time. Of these shares, approximately 334,704 may be sold subject to the same Rule 144 requirements as sales by officers, directors and their affiliates, and approximately 30,000 shares may be sold publicly without Rule 144 restrictions. Sales of substantial amounts of our common stock in the public market, or conceivably only the perception that such sales may occur, could create the impression in the public of difficulties or problems with our business. This might adversely affect the market price of our common stock and could impair our ability to sell additional common stock or other equity securities on terms that we consider satisfactory. For a more detailed discussion of potential future sales by existing stockholders, see "Shares Eligible for Future Sale."



WE DO NOT INTEND TO DECLARE OR PAY DIVIDENDS IN THE FORESEEABLE FUTURE.



     We currently intend to retain earnings, if any, to support our growth strategy. Consequently, a prospective investor who needs to receive periodic dividend income should probably not invest in this offering.

                                 USE OF PROCEEDS



     We estimate that our net proceeds from the sale of the 1,000,000 shares of common stock we are offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, will be approximately
$         . The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets.



     We intend to use the net proceeds we receive from the offering for working capital and general corporate purposes, including



     - developing our Internet World Wide Web site, including an on-line consumer barter auction;



     -   expanding and improving our marketing; and



     -   improving and promoting our services and facilities.



     The amount that we expend for these purposes will depend on a number of factors, including the amount which is raised in this offering, our future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. However, we currently estimate that up to approximately $100,000 will be used for these purposes.



     If we receive sufficient net offering proceeds in excess of the amount needed for the above purposes, we intend to use a portion of such proceeds to acquire one or more barter exchanges or other businesses, or to make strategic investments in barter exchanges or other businesses, that are complementary to our business. We currently anticipate that we will be able to acquire additional barter exchanges for prices ranging from approximately $100,000 to $1 million per exchange. We continually evaluate and discuss potential acquisitions and strategic investments. However, we have no present understandings, commitments or agreements, nor are we currently engaged in any negotiations, with respect to any acquisition or investment.



     Because this is a "best-efforts" offering, we can give you no definite assurance as to how much of our common stock, if any, will actually be sold. See "Risk Factors" and "Underwriting" for additional information concerning this type of offering.



     Pending their use, net proceeds from this offering will be invested in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper, United States Government obligations, money market funds or similar short-term investments. Any income derived from these short-term investments is expected to be used for working capital.



                                 DIVIDEND POLICY


     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant.

                                    DILUTION


     Our net tangible book value as of December 31, 1999 was approximately $438,425, or $0.21 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. The following table illustrates the dilution to purchasers of common stock in this offering if certain arbitrarily determined numbers of shares (ie., 250,000, 500,000, 750,000 and 1,000,000) are sold, after deduction of estimated underwriting commissions and other offering expenses payable by us. At the sales levels indicated, our
pro forma net tangible book value at December 31, 1999 would have been $   ,
$   , $    or $   , respectively, or $   , $   , $    or $   , respectively, per
share of common stock, representing an immediate increase in net tangible book
value of $   , $   , $    or $   , respectively, per share to existing
stockholders and immediate dilution of $   , $   , $     or $   , respectively,
per share to new investors.



                                                    Assumed number of shares of Common Stock sold in the offering (1)
                                                    -----------------------------------------------------------------
                                                       250,000          500,000           750,000         1,000,000
                                                       Shares           Shares            Shares           Shares
                                                       ------           ------            ------           ------
Initial public offering
      price per share............................       $                 $                $                 $
   Net tangible book value
      before the offering........................       $                 $                $                 $
   Increase in net tangible book value
      attributable to new investors..............
                                                       ---               ---              ---               ---
Pro forma net tangible book value
     per share after the offering................
                                                       ---               ---              ---               ---

Dilution per share to new public investors.......       $                 $                $                 $
                                                       ===               ===              ===               ===




----------



(1) The numbers of shares of common stock shown as sold in the above table have been arbitrarily selected by us for purposes of illustration only. We can provide no assurance that all or any part of the common stock offered by this prospectus will be sold. See "Risk Factors" and "Underwriting" for additional information concerning "best-efforts" offerings.



     The following table summarizes, on a pro forma basis, after giving effect to the sale of all of the common stock offered by this prospectus, as of December 31, 1999, the difference between the number of shares of common stock purchased from IMS, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares
in this offering at the initial public offering price of $       per share and
before deduction of estimated underwriting discounts and commissions and offering expenses payable by us:



                                               Shares                         Total
                                             Purchased                    Consideration               Average
                                     ------------------------       ------------------------       Consideration
                                      Amount          Percent        Amount          Percent      Paid Per Share
                                     ---------        -------       --------         -------      --------------
Existing stockholders............    2,136,704          68.1%       $                     %          $0.65
New public investors (1).........    1,000,000          31.9%                             %          $
                                     ---------         -----        -------          -----
     Total.......................    3,136,704         100.0%       $                100.0%
                                     =========         =====        =======          =====





(1) The number of shares of common stock shown in the above table as sold to new public investors (1,000,000) has been arbitrarily selected by us for purposes of illustration only. If sales levels of 250,000 shares, 500,000 shares and 750,000 shares are assumed, the percent of total shares sold which are purchased by new investors would be 41.9%, 37.9% and 34.6%, respectively; and the aggregate consideration paid by new investors would
     be $   , $    or $   , respectively, or    %,    % or      %, respectively,
     of all consideration paid for shares of common stock sold in this offering. The average consideration paid per share, by both existing stockholders and new investors, remains the same at all levels of sales. There can be no assurance that all or any part of the common stock offered by this prospectus will be sold. See "Risk Factors" and "Underwriting " for additional information concerning "best-efforts" offerings.

                             SELECTED FINANCIAL DATA



     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, and the related notes, which are included in this prospectus. The information shown below as of December 31, 1999 and 1998, and for the years which ended on those dates, has been taken from our consolidated financial statements, which have been audited by Smith & Gesteland, LLP., independent certified public accountants.



                                                                                       Year Ended
                                                                               ---------------------------
                                                                               December 31,   December 31,
                                                                                   1999           1998
                                                                               ------------   ------------
STATEMENT OF INCOME DATA:
    Revenues:
         Gross revenues.....................................................    $1,396,851     $ 1,181,540
                                                                                ----------     -----------
              Total revenues................................................     1,396,851       1,181,540
    Expenses:
         Payroll, related taxes and employee
            benefits........................................................       788,717         649,446
         General and administrative.........................................       284,927         266,229
         Occupancy..........................................................       166,361         115,769
         Selling............................................................       142,310          99,514
         Other..............................................................        33,524          31,930
                                                                                ----------     -----------
              Total expenses................................................     1,415,839       1,162,888
    Income (loss) before income taxes.......................................       (18,988)         18,652
    Income tax expense (benefit)............................................        (4,583)          9,278
                                                                                ----------     -----------
    Net income (loss).......................................................       (14,405)          9,374
    Retained earnings (deficit) beginning
       of period ...........................................................       (32,382)        (41,756)
                                                                                ----------     -----------
    Retained earnings (deficit) end
       of period ...........................................................    $  (46,787)    $   (32,382)
                                                                                ==========     ===========

    Net income (loss) per common share......................................    $    (0.01)    $      0.01
                                                                                ==========     ===========

    Weighted average common
       shares outstanding...................................................     1,992,198       1,834,118


BALANCE SHEET DATA:                                                                  December 31, 1999
                                                                                     -----------------

    Cash and cash equivalents.......................................................   $  101,505
    Total assets....................................................................   $  621,286
    Long-term debt, less current portion............................................   $   49,049
    Stockholders' equity............................................................   $  491,732

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     You should read the following commentary in conjunction with the financial statements and related notes contained elsewhere in this prospectus.


RESULTS OF OPERATIONS


     Gross Revenue. Our principal sources of revenue continue to be transaction fees and maintenance fees. For fiscal 1999 and 1998, transaction fees accounted for 64.5% and 63.6%, respectively, of our gross revenues. Maintenance fees represented 27.7% and 24.1%, respectively, of gross revenues for the same years. Please see "Business - Cash and Trade Dollar Income" for information concerning these sources of revenue. We bill our clients monthly for transaction fees and we have an excellent record of collections on our receivables, with most collected within 30 days after the transaction. We generate additional revenue when we purchase merchandise at wholesale or from manufacturers and distributors who are liquidating, and then we resell these products to our exchange members at a markup. We sometimes purchase merchandise for cash and other times purchase by issuing barter credit. We generate trade dollar revenue when we purchase and then resell through our barter network (1) prepaid blocks of media time or space from radio and television stations, newspapers or magazines and (2) rooms, tickets, tours and other travel-related products and services from hotels, ocean cruise lines, airlines and travel tour operators. We also generate trading revenue when we issue dining and gift scrip (certificates that are sold to clients to represent trade credit), if, as is periodically the case, the scrip is never redeemed by the holder.



     In fiscal 1998, we processed over $9,689,000 in total barter transactions, which generated consolidated gross revenues of $1,181,540. In fiscal 1999, we processed over $11,150,000 in barter transactions which generated consolidated gross revenues of $1,396,851, representing an increase of 15.1% over the prior year.



     These increases in consolidated gross revenues continue a general pattern of gains that IMS has experienced throughout most of its existence. Over the five-year period from January 1995 through December 1999, total revenue from all sources increased from $480,380 in 1995 to $1,396,851 in 1999, an average gain of over 23.8% per year, compounded annually. Over the ten-year period from January 1990 through December 1999, total revenue from all sources increased from $154,658 to $1,396,851, an average gain of 24.6% per year, compounded annually.



     Operating Expenses. We have learned that the incremental cost of transaction processing and travel booking does not generally increase proportionate to the growth of revenue. We attribute this result largely to the effect of computerization, which allows a small number of clerks to record a large number of transactions quickly and efficiently. As a result, when we add revenue through the acquisition of trade exchanges, we generally do not add overhead at the same rate, thereby increasing the efficiency of the acquired firms and potentially increasing overall profitability of our business.



     During 1999, however, several factors caused an increase in operating expenses of $252,951 or 21.8% over 1998. These included our hiring of additional personnel to handle increased trade activity and travel booking, more emphasis on marketing activities, and changes in our office facilities.



     For 1999, payroll and related taxes and benefits increased by $139,271, or 21.4%, over 1998. General and administrative expenses increased $18,698, or 7%, from 1998 to 1999. Occupancy expenses increased by $50,592, or 43.7, for 1999, due principally to lease changes and our move to a new building to house our executive offices and principal operating facilities. Selling expenses increased by $42,796, or 43%, from 1998 to 1999, including significant increases in most costs of sales, such as commissions, travel, telephone and convention expenses.



     During December 1999, we moved into a building owned by a limited liability company whose owners are officers and directors of our company, principally including Donald F. Mardak, our President. These new facilities offer room for expansion and are more conducive to our planned future growth. The rent payable under our lease is at a competitive rate for the area in which we are located and is not expected to materially impact earnings.

     Net Income. For 1999 as compared to 1998, our expenses rose more rapidly than our revenues, and our net income decreased from a profit of $9,374 in 1998 to a loss of $14,405 in 1999 as a result.



     Effects of Acquisitions. During fiscal 1998, we incurred extraordinary charges associated with the acquisition of Commercial Barter of Illinois and Wisconsin Barter Exchange, and the integration of the operations of those firms into our business. These extraordinary charges were not separately itemized. In the future, as we acquire additional trade exchanges or other businesses, we expect to incur extraordinary charges in connection with the integration of acquired operations.



     While we have not acquired businesses other than barter exchanges in the past, in the future we may seek to acquire other types of businesses which make significant use of barter in their operations, provided that we either have or can acquire the expertise necessary to run them. When acquiring unrelated businesses, we may incur costs associated with hiring and training personnel, as well as "learning costs" associated with entering new lines of business. While these types of charges may depress earnings in the period following the acquisition, we intend to make acquisitions and incur charges only when these have the projected effect of enhancing our ability to earn and retain profits in the long run.


FINANCIAL CONDITION

     Liquidity; Commitments for Capital Resources; and Sources of Funds


     Our principal sources of liquidity from operations have been cash earnings from monthly service fees, transaction processing charges, and profits from our own trading activity. In addition, we have improved liquidity by utilizing the proceeds of a private placement of investment units consisting of common stock and warrants. We anticipate that our principal source of liquidity during the next year will consist of cash from operations and cash received in connection with this offering.



     We do not currently have any major capital commitments. For example, we are not currently obligated to purchase any trade exchanges; however, we intend to seek opportunities to acquire exchanges on completion of the current Offering. We intend to seek acquisitions which can be purchased upon payment of a combination of cash, trade dollars and stock. Generally, we will seek acquisitions of exchanges which we believe have, or within two years can achieve, at least 50% or greater share volume relative to competing trade exchanges within their market areas, and whose transaction processing and travel bookings can be conducted by IMS, thereby reducing the overhead of the acquired firm following the acquisition. Assuming that we are successful in locating, negotiating and acquiring other trade exchanges, we intend to utilize at least half of the offering proceeds for acquisitions. During 1998, we obtained funds to support expansion from operating profits, the proceeds of a certain private placement of our securities, and from using our common stock as payment to the seller for a part of the purchase price of an acquisition. During 1999, we concluded the private placement of our securities and converted certain notes and warrants issued in prior years. In fiscal 2000, we expect to obtain funds to support expansion from operating profits, the proceeds of this offering, and the issuance of common stock in connection with acquiring barter exchanges and other businesses.



     From June 10, 1998 to September 30, 1999, we conducted a private placement of investment units, each unit consisting of two shares of common stock plus a warrant to purchase one additional share. We raised a total of $246,719 net of expenses in the placement. Investors received warrants which entitled them to purchase up to 56,076 shares of common stock at the price of $4.00 per share. Subsequently, we split our shares two for one. Adjusted for the stock split, outstanding warrants provide the right to purchase 112,152 shares at $2.00 per share, and, if exercised, will increase our equity by $224,304. The exercise price of the warrants was determined arbitrarily through negotiations with our placement agent for the units offering.



     During December 1999, several holders of notes previously issued by IMS or by our affiliates converted their notes into common stock at the price of $2.00 per share, which reduced our outstanding debt by $55,000 and increased capital by the same amount.

     Changes in Assets and Liabilities


     During 1999, we substantially increased our cash on hand, from $8,789 at December 31, 1998 to $101,505 at the end of 1999, primarily due to the private offering of common stock and warrants referred to below.



     Accounts receivable and inventory also increased from 1998 to 1999, by $26,191 and $29,005, respectively. Our earned trade dollar account decreased by $62,493 from 1998 to 1999, due primarily to our increased use of trade dollars rather than cash to purchase assets and pay expenses. As a result of these changes, our total current assets increased by $85,419, or 24.3%, for 1999 as compared to 1998.



     Fixed assets increased by $22,458, or 35.2%, from 1998 to 1999, primarily as a result of furnishings and equipment purchased for use in our new offices by newly-hired personnel. From 1998 to 1999, our total assets increased $114,154, or 22.5%, from $507,132 at December 31, 1998 to $621,286 at December 31, 1999.



      Current liabilities declined $7,274, or 8.3%, from 1998 to 1999. Long-term debt was reduced by 52.6%, from $103,519 at December 31, 1998 to $49,049 at the end of 1999, due to the conversion of debentures to stock referred to above. Total liabilities in turn declined by 32.3% over the same period, from $191,298 at the end of 1998 to $129,554 at December 31, 1999. As a result, overall liquidity improved substantially.



     Common stock and paid in capital increased 54.7% from 1998 to 1999, from $348,216 at the end of 1998 to $538,519 at the end of 1999, principally as a result of our private offering of common stock and warrants, and the conversion of debentures into common stock referred to above.



     Our retained earnings deficit increased by 44.5% from $32,382 at December 31,1998 to $46,787 at the end of 1999, chiefly as a result of the net loss of $14,405 for fiscal 1999.


INFLATION AND OTHER FACTORS THAT MAY AFFECT FUTURE RESULTS.

     We have not been affected by inflation in the past, and do not expect inflation to have a significant effect on operations in the foreseeable future.

                                    BUSINESS


INTRODUCTION


     Barter has been used by individuals since earliest times, pre-dating the creation of money. In its simplest form, two persons meet and trade whatever items each has in surplus. In barter's modern form, trade exchanges operating like banks use a special form of "currency," consisting of credits issued by the exchanges and generally known as "trade dollars," to facilitate and effect multiple trades made among participating exchange members. The following background information is taken principally from Roger Langrick, Barter Systems:
A Business Guide for Trade Exchanges (Longmeadow Press 1994).


THE MODERN BARTER INDUSTRY


     The modern barter industry took shape in its current, systematic form in 1969 with the creation of the first barter exchange. By 1993, an estimated 270 barter system firms, including several with multiple licensees, were in operation. These exchanges provide services that involve an estimated 2 million persons, including some 200,000 member companies. Commercial trade exchanges are the most numerous, outnumbering corporate barter companies by almost eight to one and catering to the largest number of members. The differences between commercial trade exchanges and other types of barter firms are described below.



     Trade exchanges range in size from those operated by a single person from a small office to large firms operating out of multiple offices located over a wide area. The 35 largest commercial exchange firms handle approximately 50% of the estimated $700 million in transactions that flow through the barter system annually. Most trade exchanges are private companies, that make extensive use of computers to track their members, match transactions, and provide necessary accounting.



     The National Association of Trade Exchanges and the International Reciprocal Trade Association are the two professional associations most active in the industry. Trade exchanges have also joined in regional associations through which they recognize one another's trade dollars to allow members to exchange goods and services with members located in another exchange's service area.


TYPES OF BARTER SYSTEMS


     The most common type of modern barter system is the commercial trade exchange. These exchanges, which account for 80% of the firms in the industry, typically serve clients ranging in size from one-man service firms to large manufacturing businesses. The commercial trade exchange keeps track of transactions of its clients expressed in trade dollar credits and debits, handles complaints, publishes a member directory and provides statements for the Internal Revenue Service at year end. These exchanges generate most of their income from a service charge for each transaction, through monthly service charges and through membership fees.



     The corporate barter company or trading company has a different format and set of goals. It specializes in helping businesses to maximize their return on distressed inventory or other unwanted assets. On this type of exchange, companies trade products and services that they do not want or need for products and services that they do want and need. Corporate barter companies usually specialize in large transactions, typically involving at least $1 million, using trade dollars as a bookkeeping device. Unlike the trade dollars of a commercial barter exchange, which are backed by the goods and services of exchange members, the trade dollars of a corporate barter company essentially represent a promise to perform. Corporate barter companies do not ordinarily offer memberships or ongoing services, but act as brokers, taking their profits as a percentage of the transaction.



     The full service exchanges are a hybrid business which, although operating in the general field of inventory clearance, offer brokerage services in transactions involving smaller firms with excess inventory. These are often organized as divisions of companies whose principal business is something other than barter. For example, the television show Wheel of Fortune barters television advertising for gifts awarded to its contestants.

     Countertrade is the generic name for international barter. A number of firms have been established to specialize in this field. Frequently, countertrade is required by a developing country which by law requires firms that wish to import products for sale to its citizens to take goods and services produced in that country, rather than cash, in return. In effect, this arrangement forces the trading company to assist the developing country to develop its export businesses.



     Finally, there is informal, one-on-one barter which has existed since the dawn of history. In certain industries, it is used as a routine marketing technique. Common applications today are the bartering of advertising time by radio stations for goods and services of the advertisers, game show swaps for prizes, exchanges of real estate for other real estate or for goods, services or even gemstones, and special event bartering, such as the holding of annual barter conferences by participating barter firms or by non-barter firms, such as resorts, hotels and lodges.


HOW BARTER WORKS


     In the typical barter transaction, a member offers to sell products or services in return for the exchange's trade dollars, typically referenced as "T$", which are paid to the member by the purchaser in the transaction. For example, T$100 refers to $100 worth of trade dollars that are used to acquire a product or service priced at $100 in U.S. currency. If the purchase price is greater than the amount of earned trade dollars in the buyer's account, the exchange may grant a trade dollar line of credit to the buyer. Periodically, each member has to account for any deficit in its trade account just as it would with a conventional loan or other credit facility.



     As compensation for providing its services, the trade exchange generally charges a one-time membership fee, monthly maintenance fees and/or a percentage of the price of each transaction. In addition, the exchange typically charges an annual percentage of any trade credit that it extends to a member, just as a bank would charge for a loan. The annual fees and transaction fees are typically paid by the member to the trade exchange in cash, and loan fees are usually payable in trade dollars.



     Barter transactions which represent sales revenue are taxable as ordinary income to the recipient of the trade dollars in the conventional dollar amount of the trade dollars received, and conversely are deductible as ordinary expense by a purchaser in the conventional dollar amount of the trade dollars paid. Members' barter income is reportable by the trade exchange to the Internal Revenue Service on Form 1099B.


ADVANTAGES AND DISADVANTAGES


     Barter offers a number of advantages to those who utilize it. A principle advantage to trade exchange members is referred to as "barter leverage." This refers to the fact that the typical barter exchange member is purchasing a product or service in exchange for its own product or service. Consequently, each purchase results in a probable sale. Since the actual cash cost of producing the product or service is typically less than its retail sale price, a person utilizing barter is in effect purchasing for a real cash cost that is only a fraction of the price of the product or service purchased. In effect, the barter exchange member buys at wholesale, but sells its own good or service at retail. Frequently, the member will charge a higher price for barter than for cash to cover the charges due to the barter exchange. However, the benefit to the person bartering for the product or service is still significant as a result of the purchase being accomplished through barter. For example, a barter exchange member may incur a $1,000 cash cost to produce a product. If the member barters this product for a good or service priced at $1,500, representing the retail price at which it is normally sold, the member has effectively bought the good or service for a cost of only $1,000 in cash. Barter leverage is particularly effective in the case of products that have become hard to sell. Rather than write down their value, the producer may be able to secure full value through barter. Barter leverage works most effectively when trading for something that is perishable, such as, for example, hotel rooms or airplane tickets. Once the hotel room lies vacant or the airline seat is unfilled for a flight, its value is lost forever. In those cases, exchange of the room or seat in barter offers an effective way to gain value from something that would otherwise have been rendered worthless. Due to barter leverage, the value of barter to exchange members will often offset the fees charged by the barter exchange, and may even offset the effect of any increased price charged by exchange members for products and services which they barter.

     Barter also provides an effective means by which a member may enter new markets, gain trial usage by potential customers, or increase market share. The member may well find that he can reach a customer who would not otherwise have tried his product or service if the full price had to be paid in cash, but who will try his goods or services, sometimes in large amounts or on extended terms, when the price is being paid in goods or services of the purchaser in the form of trade dollars. Because of the need to clear trade dollars over time, barter exchanges become affinity marketing networks, in which members regularly seek out opportunities to do business with one another.



     The principal disdvantage of barter is that, in comparison to the general cash-based economy, a more limited supply of products and services is available. Also, most items are priced at or near full retail and discounting is relatively rare.


INFLATION OF CURRENCY


     Every barter exchange, including ours, must be careful not to over-extend credit in the form of trade dollars. Any such over-extension is likely to "depreciate" the value of the exchange's trade dollars through a form of trade credit inflation. To avoid this potential problem, members who receive an extension of trade credit when they open their accounts must over time supply goods and services equal to the credits they receive, and in turn they must spend the credits that they have received through the purchase of the goods and services of other members.



INTERNATIONAL MONETARY SYSTEMS, LTD.



     IMS is a holding company that currently has two operating subsidiaries. These companies together comprise our Continental Trade Exchange Barter Network, or "CTE". Our first operating subsidiary, Continental Trade Exchange, Ltd., commenced operations in 1985 and serves eastern Wisconsin, including the greater Milwaukee, Madison, Green Bay and Fox River Valley areas. Our second operating subsidiary, Continental Trade Exchange of Illinois, Inc. commenced operations in 1997 and serves northeastern Illinois, including the greater Chicago area. CTE now has more than 2,400 active member clients in Wisconsin and Illinois and has experienced steady growth in its client enrollment and trading revenue over the last 10 years. We currently conduct our business operations only in the United States. However, we may in the future begin to operate internationally, particularly in the areas of business-to-business and consumer barter on the Internet.



     In 1989, we acquired Mid-American Exchange Corp., a barter exchange located in Green Bay, Wisconsin. Mid-American Exchange had been operating since 1984 and had a client enrollment of more than 300 members, located throughout the Fox River Valley and north into Door County, Wisconsin. In 1996, we acquired Midwest Trade Exchange, a North Chicago, Illinois-based barter exchange that was founded in 1983. Midwest Trade Exchange had a client enrollment of approximately 700 members. During 1998, we purchased two barter exchanges: Commercial Barter of Illinois, located in Joliet, Illinois, for consideration totaling $20,000, and Wisconsin Barter Exchange, located in Madison, Wisconsin, for a total cost of $105,000. As a result of these acquisitions, our operations now cover the eastern portions of Wisconsin and northern Illinois. Our trade volume for 1999 and 1998 was $11,150,000 and $9,689,000, respectively, producing consolidated gross revenues of $1,396,851 for 1999 and $1,181,540 for 1998. Our consolidated pre-tax income for 1999 and 1998 was $(18,988) and $18,652, respectively.


NATURE OF BUSINESS


     Our CTE barter network is currently comprised of more than 2,400 businesses that regularly trade their products and services with each other. Through their participation in the CTE barter program, these companies are provided with an effective revenue management tool which enables them to identify and capture incremental income, liquidate surplus inventories and profitably capitalize on their excess capacity. CTE functions as a third-party record-keeper and also manages our barter network system. In addition, we act as a principal in certain transactions where we acquire various products, including fine art, real estate and other commodities which we either hold as investment or sell at a profit.

     To provide our clients with a flexible and effective means of trading, we have created an alternative monetary system which utilizes its own unique currency. Upon enrolling in the CTE program, each member is assigned a barter account, much like a traditional bank account, through which it receives "CTE trade dollars", the medium of exchange for our barter system. Under the tax laws and regulations, we are required to report all barter sales to the Internal Revenue Service. For accounting and tax purposes, the Internal Revenue Service has ruled that trade dollars must be treated in the same manner as cash. Accordingly, we may in any period report revenue, profits and increases in net assets from transactions denominated in CTE trade dollars or other non-cash consideration.



     Barter exchanges like ours have a unique characteristic: they not only operate with traditional cash currency, but they also can issue trade dollars, which constitute their own unique currency. Using trade dollars, barter exchanges are able to acquire products, services, and even other businesses. In the everyday operation of their businesses, trade exchanges permit member clients to barter their goods and services with other clients. The clients do this in several ways. Some sell their products to the barter network directly; others issue trade certificates that are redeemable for their goods or services; and the balance transact their barter business through our trade brokers or on our Internet Web site. In return, the selling clients receive trade dollars, sometimes also referred to as "trade credits," from the exchange, and they may then use these dollars to purchase services or products that are available in the program.



     The trade dollars issued by the exchange are identical in function to traditional government-issued currency. As our barter exchanges have expanded their client base, they have achieved acceptance of their trade dollars among their members throughout much of Wisconsin and northern Illinois. We anticipate that the trade currency issued by our exchanges will continue to gain recognition throughout an increasingly wider area as our barter network is further expanded into other cities and states. We intend to seek nationwide and possibly international acceptance over time.


CASH AND TRADE DOLLAR INCOME


     Just as our barter exchange members conduct transactions in both traditional currency and in trade dollars, we also generate revenues in both traditional dollars and in trade dollars.



     Our revenue is principally generated through (1) transaction fees earned when clients spend their trade dollars to purchase merchandise from other members or from our product inventory, typically 10% to 12% of the purchase price and (2) monthly maintenance fees, currently an amount of $10.00 to $15.00 in cash and $10.00 to $15.00 in trade dollars per month. These sources usually account for approximately 90% of our revenues. The balance is generally received in relatively nominal amounts from other sources, including membership set-up fees assessed upon acceptance for membership in our exchange, presently $395.00 to $595.00 in cash.



     We generate trade profits in various ways. Typically, we barter at retail prices. However, in some situations, usually when dealing with manufacturers, we are able to purchase products for trade dollars at wholesale prices. These products can then be liquidated at retail prices through the barter exchange program. Some specific clients, such as radio and television stations, hotels, and restaurants, are not accustomed to paying cash fees because they already are involved in many direct barter transactions for their services. In dealing with these businesses, our exchange will occasionally accept a favorable trade ratio (usually $3.00 of air time, room or food certificates, etc. for $2.00 of trade credit) in lieu of a cash service fee, and such situations can produce a substantial trade dollar surplus. In addition, we also have an opportunity to create considerable trade profits by purchasing wholesale, closeout and liquidation merchandise for cash, and then liquidating such products at retail on our barter exchange.


USES OF TRADE DOLLARS


     We use earned trade dollars to purchase goods and services necessary to our operations, such as office supplies, office furniture and equipment, advertising, printing and janitorial services, to name some common uses. We can also convert trade profits to cash whenever we use our trade dollars to buy products or services which we then liquidate for cash.

LIQUIDATION AND CLOSEOUT SALES


     As a basic element of our barter operations, we help businesses to liquidate their under-utilized assets and to realize value from their excess capacity. There is currently a large amount of liquidation merchandise available in America. This merchandise can take the form of manufacturers' overruns, returned merchandise, factory seconds, last year's obsolete models, government surplus, bankrupt stock, etc. In light of all these opportunities, we intend to develop a liquidation and closeout division through which we will first attempt to purchase the available products with our own trade dollars. If quality merchandise can be obtained for trade dollars, some of it can be sold at considerable markups on our barter exchange, and the balance can then be converted to cash.



     However, many companies are willing to liquidate such merchandise at bargain prices only because of an urgent need for hard cash. To take advantage of those situations, we plan to set aside a portion of our working capital, which may include a portion of the proceeds from this offering, for the purchase of desirable merchandise that we are unable to acquire with trade dollars. We expect to be able to purchase such merchandise in many cases for as little as ten to twenty cents on the dollar, based upon retail prices, and then to liquidate the items through our barter system, selling to our own members as individual sales, or in quantity to other barter networks, at or near the original list price. If these transactions are successful, we expect to earn substantial trade profits and service fees. Since we will have a low cost basis in the remaining merchandise, goods which do not move through the barter system can then be liquidated in bulk for cash at no loss to us.


EXPANDING BARTER NETWORK


     Much of our growth to date is a direct result of our earlier acquisitions, and, based upon our knowledge of recent merger and acquisition activity in the barter industry, we believe that our industry as a whole is experiencing an increasing trend toward consolidation. We intend to utilize a substantial portion of the proceeds of this offering to acquire other barter exchanges that will complement our existing network.



     Our prior acquisitions have demonstrated that these mergers, if managed properly, can result in important reductions in overhead expense. For example, in the case of our North Chicago office, the previous operation, Midwest Trade Exchange, had twelve employees. The new Continental Trade Exchange of Illinois is generating the same revenue as Midwest Trade Exchange, but is doing so with five employees. This is possible because overlapping jobs have been eliminated. We cannot guarantee that future acquisitions, if any, will result in similar reductions in our consolidated overhead expense.



     In addition to expanding our barter network through acquisitions, we will also seek to grow by expanding our existing markets. To accomplish this, we intend to hire additional salespeople and trade brokers. We are currently enrolling approximately 40 to 50 new clients per month. We believe that an expanded sales force could substantially increase member recruitment and correspondingly increase our gross revenues and net income.


COMPETITION


     Competition in the barter industry is somewhat different from the type of competition which exists in many other areas of business. Many businesses are members of several trade exchanges. For example, there are five exchanges currently operating in the Chicago area, and a number of businesses belong to all five. The fact that a client of ours is also a member of another exchange does not necessarily harm us. For the most part, businesses which belong to several exchanges have shown themselves to be the more active traders that generate increased transaction fees for all the exchanges to which they belong. In our experience, businesses do not resign from one exchange upon joining another, and these clients enjoy a wider selection of products and services as the result of multiple exchange membership.



     We expect to compete in our industry principally with respect to acquisitions. We intend to provide for the growth of our company largely through the acquisition of barter firms and other businesses that are complementary to ours, and our inability to successfully compete for such acquisitions could seriously impair our efforts to grow and expand as planned. The competition to find and acquire suitable barter exchanges is intense, and we will compete for these exchanges with other companies that have substantially greater financial and other resources than our company. This and other risks associated with our acquisition strategy are discussed under "Risk Factors."


OUR GROWTH STRATEGY


     The CTE barter system began operations in July of 1985 and has had a record of consistent and steady growth. This growth has been generated both internally and through the acquisition of other barter exchanges. During the past several years, we have acquired four independent trade exchange operations.



     In 1997, we acquired the client list and other assets of Midwest Trade Exchange, North Chicago, Illinois. The purchase of this operation allowed us to establish a significant presence in the Greater Chicago marketplace and to increase our revenues by more than 40%. During 1998, we acquired the Joliet-based Commercial Barter of Illinois, thereby increasing our penetration into the Chicago area. We also purchased the client list and other assets of Wisconsin Barter Exchange, providing us with an office in Madison, Wisconsin. These two acquisitions added more than 400 clients to our roster and increased revenues by more than 20%.



     A major factor in the success of our growth-through-acquisitions strategy has been and will be our ability to achieve unique synergies with the client base of the acquired exchange and to take advantage of profit-enhancing economies of scale. Generally, we can improve the operating performance of acquired firms because processing a larger volume of trade transactions can still be handled effectively with existing personnel. We cannot guarantee that future acquisitions, if any, will result in similar reductions in our consolidated overhead expense.



     We intend to continue our growth-through-acquisition strategy by concentrating on identifying and purchasing trade exchanges in areas where we can develop or maintain a dominant market position. We believe that a dominant position within a market gives us increased visibility within that market, allows us to offer a wider range of customer products and services for the benefit of our clients, and enhances our efforts to achieve greater economies of scale.



     We also expect future internal growth from our present base of operations as we regularly add new members to our barter exchange. To accomplish this, we intend to allocate a portion of the proceeds from this offering to the hiring of new sales and marketing personnel. We also hope to acquire trade exchanges in strategic target markets or, where this is not possible, to open new company-owned branch offices in those areas.


ACQUISITION OF OTHER BUSINESSES


     We believe that trade exchange activity and cash revenues can be further enhanced through the acquisition of other businesses that utilize barter heavily. For example, Continental Trade Exchange has a very active travel department that each month books hundreds of lodging packages for its clients. After we reserve the lodging, these clients have in the past been required to contact an outside travel agency or an airline directly for their flight tickets. To take advantage of this situation, we have recently created CTE Travel, our own full-service travel agency.



     Because we already have an identified, and therefore targetable, group of members that are interested in procuring travel-related products and services, we expect to generate new revenues in the form of travel agency commissions from airlines. We will also earn commission income for cruises, rental car reservations and special tour group packages. To further enhance our travel division, we have acquired the customer list of a recently closed travel agency, giving us additional access to this market. But most important, our expansion into the travel business is being accomplished at minimal cost because we already have an office, a staff of workers and a computer system in place.



     Examples of other businesses that we believe have exploitable synergies with our barter network include advertising and media firms, such as magazines, coupon mailers and direct mail marketers; printing companies and related businesses; plus hotels, resorts and other participants in the travel industry.

BARTERING ON THE INTERNET


     We believe that the core business of our CTE barter network will continue to generate a steady stream of revenue. However, we realize that our greatest potential for growth is likely to come from the Internet. We are therefore currently in the process of developing a dynamic e-commerce Web site that we hope will expand our previous business-to-business network into a comprehensive, worldwide barter system that will also allow consumers (i.e. the general public) to trade their personal possessions and other products on-line. A special feature of the Internet operation will be the on-line barter auction where members will have the opportunity to bid in trade dollars on items being offered by others, or submit their own merchandise for sale. To maintain a steady flow of products available for the on-line auction, we will also offer merchandise from our own inventory as well as appropriate items from the existing CTE barter system. In preparing for this auction program, we have registered the Internet domain name www.barterinternet.com. As discussed under "Use of Proceeds," we intend to use a portion of the proceeds from this offering to enhance our Web site and to promote our planned on-line consumer barter network.



     Our Internet World Wide Web site is being designed to provide potential barter participants with ready access to the services provided by us that meet their individual needs. Upon entry to our site at www.barterinternet.com, a potential or existing customer will be routed to one of our three major areas of operation:



     -   Continental Trade Exchange, our business-to-business barter network.



     - Corporate barter services, our division devoted to the barter needs and requirements of larger business organizations with respect to products and services such as hotel accommodations, airline tickets, car rentals and liquidation services.



     - On-line consumer barter network, our planned consumer auction program described above.



     By linking to these specific areas, our clients and prospective clients will be aided in their attempts to seek out only those products and services that are relevant to their particular needs. For example, a major corporate account located in Phoenix or Los Angeles is not likely to be interested in haircuts or other local services in Chicago. By checking our corporate barter Web page, these businesses will find a list of only those products and services which would be useful to them.


EMPLOYEES AND FACILITIES


     We currently have twenty-two full-time employees: thirteen at our principal place of business in New Berlin, Wisconsin; two in Green Bay, Wisconsin; two in Madison, Wisconsin; and five in North Chicago, Illinois. None of our employees are represented by a union or covered by a collective bargaining agreement. We believe that our relationships with our employees are excellent.



     Our company's executive offices and principal operating facilities occupy 6,300 square feet of leased space located at 16901 W. Glendale Drive, New Berlin, Wisconsin, under a lease from Glendale Investments, LLC., a Wisconsin limited liability company owned by Donald F. Mardak, Dale L. Mardak and John E. Strabley, Jr., officers and directors of IMS. Rent and other terms of our lease, which expires September 30, 2002, are believed by us to be comparable to those available for similar space from unaffiliated, third-party lessors in the same area. See "Certain Relationships and Related Transactions" for additional information concerning this lease. We also lease (1) 500 square feet of office space at 1012 South Broadway, Green Bay, Wisconsin; (2) 400 square feet of office space at 2814 Syene Road, Madison, Wisconsin; and (3) 1,600 square feet of office space at 2300 Green Bay Road, North Chicago, Illinois. The Green Bay and Madison, Wisconsin offices and the North Chicago, Illinois offices are leased from unaffiliated parties. The lease agreement covering the Madison, Wisconsin office expires June 30, 2000. The leases covering the Green Bay, Wisconsin and the North Chicago, Illinois office are both on a month-to-month basis. Upon the expiration of our current leases, we expect that, in each case, we will be able to obtain either a renewal lease, if desired, or a new lease at an equivalent or better location.

                                   MANAGEMENT


DIRECTORS AND OFFICERS


     The following table shows the names and ages of our directors and officers and the positions they hold with our company.




Name                               Age                        Position
----                               ---                        --------
Donald F. Mardak                    63                        Chief Executive Officer, President and Director
John E. Strabley, Jr.               36                        Executive Vice President and Director
Dale L. Mardak                      39                        Vice President, Treasurer and Director
Judy E. Mardak                      60                        Secretary



      DONALD F. MARDAK has been the Chief Executive Officer, President and a director of IMS since our inception in 1988. From 1970 to 1974, Mr. Mardak was a partner in Learning Unlimited, a division of Hal Leonard Publishing Corp. In 1974, he founded Don Mardak Piano & Organ Centers, Ltd., a chain of retail piano and organ stores in the Greater Milwaukee area. In 1985, Mr. Mardak founded the CTE Barter Network under the name "Continental Trading Company," a sole proprietorship. Continental Trading Company was incorporated in 1988 as Continental Trade Exchange, Ltd. and is now our primary operating subsidiary. Currently, Mr. Mardak is the Chairman of the Board of Directors of the National Association of Trade Exchanges, the principal barter industry trade association, having served as its President during 1999.



      JOHN E. STRABLEY, JR. has been the Executive Vice President and a director of IMS since 1997. Mr. Strabley joined Continental Trade Exchange, Ltd. as a trade broker in 1991. In 1992, he was promoted to General Manager, and, in August of that year, was appointed as Vice President of Continental Trade Exchange and IMS. In 1995, Mr. Strabley passed the barter industry certification examination and was awarded with the industry's highest designation of CTB - Certified Trade Broker. In 1997, Mr. Strabley was named Executive Vice President of our company and became a director of both Continental Trade Exchange, Ltd. and IMS.



      DALE L. MARDAK has been Vice President and a director of IMS since 1997. He joined Continental Trade Exchange, Ltd. in 1993 as a trade broker and was appointed trade director in 1995. In 1997, he was appointed Vice President, Treasurer and a director of both Continental Trade Exchange, Ltd. and our company.



      JUDY E. MARDAK has been Secretary of IMS since our inception in 1988. In 1988, she joined Continental Trade Exchange, Ltd. as Office Manager and head bookkeeper. In 1990, she became the first Continental Trade Exchange, Ltd. trade broker, and in 1991 she was named to the position of Trade Director, a position she held until 1995. Mrs. Mardak continues to serve as our Office Manager.



      Donald F. and Judy E. Mardak are husband and wife. John E. Strabley, Jr. is their son-in-law, and Dale L. Mardak is their son. Kimberly A. Strabley, the daughter of Donald F. and Judy E. Mardak and the wife of John E. Strabley, Jr., is also employed by us as travel director and reciprocal accounts manager.



      All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by our board of directors and serve at the discretion of the board.



      See "Principal Stockholders" for information concerning ownership of our common stock by our directors and officers.

     Summary Compensation Table. The following table provides information concerning compensation earned by our Chief Executive Officer for services rendered to us in all capacities during the fiscal years ended December 31, 1997, 1998 and 1999, respectively. We are required to disclose in the table the compensation we paid to our Chief Executive Officer and to any other executive officer of our company who was paid in excess of $100,000. These persons are referred to in this prospectus as "named executive officers." Because no executive officer of our company was paid more than $100,000 for any of our last three fiscal years, only the compensation paid by us to our Chief Executive Officer is included in the table.



                                                                  Annual Compensation
                                                              -------------------------------
                                                                                                     All Other
               Name and Principal Positions                   Year      Salary($)    Bonus($)      Compensation($)
-----------------------------------------------------------   ----      --------     --------      --------------
Donald F. Mardak...........................................   1999       90,000         --            --
     Chief Executive Officer and President                    1998       88,000         --            --
                                                              1997       52,000         --            --



     Option Grants in the Last Fiscal Year. No options were granted to our Chief Executive Officer, our only named executive officer, for our fiscal year ended December 31, 1999.



     Option Exercises in 1999 and Aggregate Option Values at December 31, 1999. No options were exercised by our Chief Executive Officer, our only named executive officer, during fiscal 1999, and, as of December 31, 1999, no unexercised options were held by our Chief Executive Officer.


DIRECTORS' COMPENSATION


     Our directors are not compensated for acting as directors, nor are they reimbursed for expenses related to their service as directors.


LIMITATION OF LIABILITY AND INDEMNIFICATION


     Our bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from certain specified misconduct. We are required to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of our company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     CERTAIN TRANSACTIONS


     We currently lease our executive offices and principal operating facilities, consisting of 3,800 square feet of space located at 16901 West Glendale Drive, New Berlin, Wisconsin, from Glendale Investments, LLC., a Wisconsin limited liability company owned by Donald F. Mardak, Dale L. Mardak and John E. Strabley, Jr., officers and directors of our company, under a triple net lease which commenced in October, 1999 and expires September 30, 2002. For the fiscal year ended December 31, 1999, we made rental payments aggregating $15,000 to Glendale Investments, LLC. We believe that rent and other terms of our lease are comparable to those available for similar space from unaffiliated, third-party lessors in the area.



     On July 20, 1999, we sold an aggregate of 10,000 shares of our common stock to Dale L. Mardak, a director and officer of our company, pursuant to the exercise of options granted in 1996, at the price of $1.00 per share.



     During the fiscal year ended December 31, 1999, we effected 2 for 1 splits of our outstanding common stock, effective as of July 28 and December 28, 1999, respectively. Also effective as of July 28, 1999, the par value of our common stock was changed from $0.01 per share to $0.0001 per share.



     We have no loans outstanding to any of our directors or officers.


     CONFLICTS OF INTEREST


     Certain potential conflicts of interest are inherent in the relationships between our affiliates and us.



     From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of IMS and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we or our shareholders will have any right to require participation in such other activities.



     Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, including for example the lease agreement described above under "Certain Relationships and Related Transactions - Certain Transactions", potential conflicts may arise between the respective interests of IMS and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.



     With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that (1) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (2) the transaction be approved by a majority of our disinterested outside directors and (3) the transaction be fair and reasonable to IMS at the time it is authorized or approved by our directors.



     Kranitz & Philipp, our securities counsel, are also counsel to Liss Financial Services, the managing placement agent. We will be represented by other independent counsel in all instances, including securities law matters, where our interests are deemed to conflict with those of the managing placement agent.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth as of December 31, 1999, and as adjusted to reflect the sale of the 1,000,000 shares of common stock offered by this prospectus, certain information with respect to the beneficial ownership of our common stock by:



     - each person known by us to beneficially own more than 5% of our common stock;



     -   each of our directors;



     -   our sole named executive officer; and



     -   all of our directors and executive officers as a group.



     We believe that, subject to applicable community and marital property laws, the beneficial owners of our common stock listed below have sole voting and dispositive power with respect to such shares.




                                                         Shares beneficially                Shares beneficially
                                                       owned prior to offering           owned after offering (1)
                                                       -----------------------           ------------------------

Name and Address of Beneficial Owner                     Number       Percent               Number       Percent
------------------------------------                     ------       -------               ------       -------
Donald F. Mardak (2).................................. 1,440,000       67.4%               1,440,000      45.9%
13470 W. Fountain Drive
New Berlin, WI 53151

Dale L. Mardak .......................................   128,000        6.0%                 128,000       4.1%
5815 S. Vista Drive
New Berlin, WI 53151

John E. Strabley, Jr. (3).............................    64,000        3.0%                  64,000       2.0%
28440 Joanie Lane
Waterford, WI 53185

All directors and executive officers
   as a group (3 persons)............................. 1,632,000       76.4%               1,632,000      52.0%



-----------------------


(1) Assumes the sale of all of the 1,000,000 shares of our common stock offered by this prospectus. However, because this is a best-efforts offering, we cannot guarantee that all or any part of the common stock offered by this prospectus will be sold. See "Risk Factors" and "Underwriting" for information concerning this type of offering.
(2) Does not include 40,000 shares held by his wife, Judy E. Mardak, as to which Mr. Mardak disclaims beneficial ownership.
(3) Does not include 100,000 shares held by his wife, Kimberly A. Strabley, as to which Mr. Strabley disclaims beneficial ownership.

                            DESCRIPTION OF SECURITIES


     Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, 2,136,704 shares of common stock (beneficially owned by approximately 42 persons) and no shares of preferred stock were outstanding.


COMMON STOCK


     Holders of our common stock are entitled to one vote per share of common stock beneficially owned on each matter submitted to a vote at a meeting of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Our common stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of directors can elect all of the members of our board of directors.



     Our common stock has no preemptive rights and no redemption or conversion privileges.



     The holders of our common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our board of directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders. Under the Wisconsin Business Corporation Law, a majority vote of shares represented at a meeting at which a quorum is present is generally sufficient for all actions that require the vote of shareholders, However, certain actions require approval by either a super-majority of two-thirds of all the outstanding shares entitled to vote, and certain actions require a majority of all outstanding shares entitled to vote. See "Description of Securities - Anti-Takeover Provisions" for additional information concerning some of these actions. All of the outstanding shares of our common stock are, and the shares to be sold by us as part of this offering when legally issued and paid for will be, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages.


LIMITATION OF DIRECTOR LIABILITY


     Section 180.0828 of the Wisconsin Business Corporation Law provides that our directors can be held personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and wilful misconduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted IMS and its shareholders.


INDEMNIFICATION


     Under the Wisconsin Business Corporation Law, our directors and officers are entitled to mandatory indemnification from us against liabilities and expenses incurred by reason of their status or service as directors or officers
(1) if the officer or director is successful in the defense of an action brought against him or her and (2) if the officer or director is not successful in the defense of an action brought against him or her, unless, in the latter case only, it is determined that the director or officer breached or failed to perform his or her duties to IMS and such breach or failure constituted: (a) a wilful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) wilful misconduct. While the Wisconsin Business Corporation Law allows us to limit our obligation to indemnify officers and directors by so providing in our articles of incorporation, to date we have not done so. Our bylaws provide for the indemnification of our directors and officers by us to the fullest extent permitted by Wisconsin law.

ANTI-TAKEOVER PROVISIONS



     Provisions of our bylaws and the Wisconsin Business Corporation Law described in this section may delay or make more difficult acquisitions or changes in control of IMS which are not approved by our board of directors. We believe that these provisions will enhance our ability to develop our business in a manner which will foster our long-term growth without the disruption caused by the threat of a takeover that our board of directors does not consider to be in the best interests of IMS and its shareholders, particularly, but not exclusively, in the initial years of our existence as a publicly-traded company. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change in control of IMS, although such proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.



     Number of Directors; Removal; Vacancies. Our bylaws currently provide that we may have up to seven directors. The authorized number of directors may be changed by amendment of the bylaws. The bylaws also provide that the our board of directors shall have the exclusive right to fill vacancies on the board, including vacancies created by expansion of the board or removal of a director, and that any director elected to fill a vacancy shall serve until the next annual meeting of our shareholders. The bylaws further provide that directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of directors. This provision, in conjunction with the provisions of the bylaws authorizing the board to fill vacant directorships, could prevent shareholders from removing incumbent directors and filling the resulting vacancies with their own nominees.



     Amendments to the Articles of Incorporation. The Wisconsin Business Corporation Law provides authority to IMS to amend its articles of incorporation at any time to add or change a provision that is required or permitted to be included in the articles or to delete a provision that is not required to be included in such articles. Our board of directors may propose one or more amendments to our articles of incorporation for submission to a shareholder vote. The board may condition its submission of the proposed amendment on any basis it chooses if the board notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.



     Constituency or Stakeholder Provision. Section 180.0827 of the Wisconsin Business Corporation Law provides that, in discharging his or her duties to IMS and in determining what he or she believes to be in our best interests, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate, so-called "stakeholders," and any other factors that the director or officer considers pertinent.



     Wisconsin Anti-Takeover Statutes. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate the broad range of "business combinations" between a "resident domestic corporation," such as IMS, and an "interested stockholder." The law defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of our stock or assets, 10% of our earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of our outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of our outstanding voting stock or who is an affiliate or associate of IMS and beneficially owned 10% of the voting power of our then outstanding voting stock within the last three years.



     Section 180.1141 of the Wisconsin Business Corporation Law prohibits us from engaging in a business combination, other than a business combination of a type specifically excluded from the coverage of the statute, with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless our board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the statutory prohibition against business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Business combinations after the three-year period following the stock acquisition date are permitted only if (1) our board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (2) the business combination is approved by a majority of our outstanding voting stock that is not beneficially owned by the interested stockholder, or (3) the consideration to be received by our shareholders meets certain requirements of the statute with respect to form and amount.



     In addition, the Wisconsin Business Corporation Law provides in Sections
180.1130 to 180.1133 that business combinations involving a "significant shareholder," as defined below, and a "resident domestic corporation," such as IMS, are subject to a two-thirds supermajority vote of shareholders. Compliance with this "fair price" provision is in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. We anticipate that after this offering we will be an "issuing public corporation" for purposes of the defensive action restrictions discussed below.



     Under the Wisconsin Business Corporation Law, the business combinations described above must be approved by 80% of the voting power of our stock and at least two-thirds of the voting power of our stock that is not beneficially held by the significant shareholder who is a party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (1) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any of our common stock by the significant shareholder in the transaction in which it became a significant shareholder within two years before the date of the business combination, (b) the market value of our shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and (2) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.



     Section 180.1134 of the Wisconsin Business Corporation Law contains defensive action restrictions and provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before we can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under these defensive action restrictions, shareholder approval is required for us to (1) acquire more than 5% of our outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of our outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all of our voting shares, or (2) sell or option assets of IMS which amount to at least 10% of our market value, unless we have at least three directors who are not officers or employees and a majority of these independent directors vote not to have this provision apply to us.



     The restrictions described in clause (1) of the preceding paragraph may have the effect of deterring a shareholder from acquiring shares of our common stock with the goal of seeking to have us repurchase such shares at a premium over the market price.



     Under Section 180.1150 of the Wisconsin Business Corporation Law, the voting power of our common stock, held by any person or persons acting as a group, which is in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of such common stock. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of our shareholders.



     Anti-Takeover Consequences. Certain provisions of our articles of incorporation and bylaws may have significant anti-takeover affects, including the inability of our shareholders to remove directors without cause, and the ability of the remaining directors to fill vacancies.

     The explicit grant of discretion to directors to consider non-shareholder constituencies could, in the context of an "auction" of the Company, have antitakeover effects in situations where the interests of "stakeholders" of our company, including employees, suppliers, customers and communities in which we do business, conflict with the short-term maximization of shareholder value.



     The fair price provision may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the defensive action restrictions may have the effect of deterring a shareholder from acquiring our common stock with the goal of seeking to have us repurchase the common stock at a premium. The statutory and bylaw provisions referenced above are intended to encourage persons seeking to acquire control of IMS to initiate such an acquisition through arms-length negotiations with our board of directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. These measures are also designed to discourage investors from attempting to accumulate a significant minority position in our company and then using the threat of a proxy contest as a means to pressure us to repurchase shares of our common stock at a premium over the market value. To the extent that such measures lessen the likelihood of a proxy contest or the assumption of control by a holder of a substantial block of our common stock, they could increase the likelihood that incumbent directors will retain their positions, and may also have the effect of discouraging a tender offer or other attempt to obtain control of IMS, even though such attempt might be beneficial to us and to our shareholders.



TRANSFER AGENT AND REGISTRAR



     We are currently the transfer agent and registrar for our common stock.




                         SHARES ELIGIBLE FOR FUTURE SALE



     Prior to this offering, there has been no public market for our common stock, and sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of equity securities.



SALES OF RESTRICTED SHARES



     Upon completion of this offering, assuming that the entire offering is sold, 3,136,704 shares of our common stock will be outstanding. All of the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with Rule 144 below.



     The remaining 2,136,704 shares of common stock outstanding following this offering will be restricted securities under the terms of the Securities Act. Sales of a large portion of the restricted shares to be outstanding upon completion of this offering will be limited by Rule 144 and by lock-up agreements. Under these agreements, we, our officers, directors and respective affiliates have agreed, subject to limited exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of common stock, or any securities convertible or exchangeable for shares of common stock, for a period of 120 days after the date of this prospectus without the prior written consent of Liss Financial Services, the managing placement agent. Liss Financial Services, however, may in its sole discretion, at any time without notice, release all or any portion of the shares of common stock subject to lock-up agreements.



     Upon the expiration of the 120-day lock-up period, or earlier with the written consent of Liss Financial Services, 1,772,000 restricted shares held by our affiliates will become eligible for sale in the public market, subject only to the volume, manner of sale and notice requirements of Rule 144. An additional 364,704 restricted shares held by non-affiliates and not subject to lock-up agreements will become eligible for sale at approximately the same time. Of these shares, approximately 334,704 may be sold subject to the same Rule 144 requirements as sales by officers, directors and their affiliates, and approximately 30,000 shares may be sold publicly without Rule 144 restrictions.

RULE 144



     In general, under Securities Act Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:



     - 1% of the then outstanding shares of common stock, or approximately 31,367 shares immediately after this offering, assuming the entire offering is sold, or



     - the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.



     In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available.



     Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

                                  UNDERWRITING



     We have entered into a managing placement agent agreement with Liss Financial Services, providing for the sale of this offering. The principal offices of the managing placement agent are located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and its telephone number is (414) 225-3555. Liss Financial Services, as managing placement agent, may engage other broker-dealer members of the NASD to participate as selected placement agents in the offering of our common stock.



     This is a "best-efforts" offering. Our selected placement agents, including the managing placement agent, are not obligated to sell or to purchase any specific number or dollar amount of our common stock. These agents have agreed to use their best efforts to sell on our behalf all of the common stock offered by this prospectus. However, we have no guarantee as to how much stock, if any, will actually be sold in this offering. See "Risk Factors" for additional information concerning this type of offering. This offering will commence on the date of this prospectus and may continue until 1,000,000 shares of common stock are sold or November 30, 2000, whichever occurs first.



     All funds received from subscribers for our common stock will be held in escrow by Grafton State Bank, Grafton, Wisconsin, as escrow agent, pursuant to an agreement among us, the managing placement agent and the escrow agent. Because there is no minimum sale requirement for this offering, this escrow is not required, but has been established voluntarily to insure the orderly and efficient handling of purchase payments received from investors. Pending disbursement, subscription proceeds will be deposited in a segregated account and invested in short-term United States government securities, securities guaranteed by the United States government, certificates of deposit or time or demand deposits in commercial banks located in the United States. Funds will be disbursed by the escrow agent to us and to the managing placement agent at one or more closings. The time and place of each closing, and the amount of cleared funds to be disbursed, will be mutually determined by us and the managing placement agent. A closing will not take place unless and until the escrow agent has received written joint confirmation from us and the managing placement agent that we are both in compliance with the provisions of the managing placement agent agreement, the escrow agreement, the registration statement and, as applicable, certain requirements under the Securities Exchange Act of 1934 and NASD rules.



     We will determine, in our sole discretion, to accept or reject subscriptions within five days following their receipt. Funds of an investor whose subscription is rejected will be promptly returned directly to such person by the escrow agent, without interest or deduction, pursuant to the terms of the escrow agreement. The preferred minimum purchase per investor is 100 shares of common stock. However, we may sell fewer shares to any investor if we choose to do so. No subscription may be withdrawn, revoked or terminated by the purchaser. We reserve the right to refuse to sell our common stock to any person and, in our sole discretion, may terminate the offering at any time.



     We propose to offer our common stock to the public at the public offering price set forth on cover page of this prospectus, and will pay to Liss Financial Services, the managing placement agent, commissions in an amount equal to 8% of the aggregate purchase price of the common stock sold. The managing placement agent may reallow all or any part of such commissions to any other selected placement agent, up to an amount equal to 8% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent. We have also agreed to pay to the managing placement agent a non-accountable expense allowance equal to 2% of the aggregate purchase price of the common stock sold in this offering. The managing placement agent may reallow all or any part of such expense allowance to any other selected placement agent, up to an amount equal to 2% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent.



     To purchase common stock in this offering, a prospective investor must (1) complete and sign a subscription agreement, in the form attached to this prospectus as Exhibit A, and any other documents that we or the managing placement agent may require and (2) deliver such documents, together with payment in an amount equal to the full purchase price the shares of common stock being purchased, to the selling selected placement agent. Checks should be made payable to "Grafton State Bank, Escrow Agent." Each subscription payment must be transmitted to the escrow agent by 12:00 noon on the business day next following its receipt by a selected placement agent.

     Liss Financial Services has informed us that the selected placement agents, including the managing placement agent, will not confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority.



     We, our officers, directors and respective affiliates have agreed, subject to limited exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible or exchangeable for shares of common stock for a period of 120 days after the date of this prospectus without the prior written consent of Liss Financial Services, the managing placement agent. Liss Financial Services, however, may in its sole discretion, at any time without notice, release all or any portion of the shares of common stock subject to lock-up agreements.



     In connection with this offering, we have agreed to sell to the managing placement agent or its designee, which designee must be another selected placement agent or a bona fide officer or partner of a selected placement agent, at a purchase price of $.01 each, warrants to purchase from us shares of common stock in an amount equal to 10% of the number of shares of common stock sold in this offering. These underwriter's warrants are exercisable for a period of four years, commencing one year after the date of this prospectus, at an exercise price equal to 120% of the price per share set forth on the cover page of this prospectus. The underwriter's warrants will not be transferable, except to officers of Liss Financial Services. The underwriter's warrants contain provisions for adjustment of the exercise price upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations and the issuance of our common stock for consideration less than the exercise price. The holders of underwriter's warrants have no voting, dividend or other rights as stockholders of IMS with respect to shares underlying their warrants, unless and until the underwriter's warrants have been exercised.



     A new registration statement or post-effective amendment to the registration statement of which this prospectus is a part will be required to be filed and declared effective before distribution to the public of shares of our common stock issuable upon exercise of the underwriter's warrants. We have agreed, on one occasion when requested, to make necessary filings, at our expense, in order to permit a public offering of the shares underlying the underwriter's warrants during the period beginning one year and ending five years after the date of this prospectus, and to use our best efforts to cause that registration statement or post-effective amendment to become effective and remain effective for a period of at least one year. In addition, we have agreed that, during the same four-year period, we will give advance notice to holders of underwriter's warrants and shares issued upon the exercise of underwriter's warrants, if any, of our intention to file a registration statement. In any such case, the warrantholders so notified shall have the right to require us to include any shares of common stock issued upon the exercise of their underwriter's warrants in that registration statement, at our expense, and to maintain the effectiveness of such registration statement for a period of at least one year.



     For the period during which the underwriter's warrants are exercisable, the managing placement agent and any transferee will have the opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interest of our other stockholders. In addition, the terms on which we will be able to obtain additional capital during the exercise period may be adversely affected in that the managing placement agent or its transferee is likely to exercise the underwriter's warrants at a time when we would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided by the terms of the underwriter's warrants.



     For the three-year period commencing on the date of this prospectus, we have granted to the managing placement agent the right of first refusal to act as lead manager, placement agent or investment banker with respect to any proposed underwritten public distribution or private placement of our securities or any merger, acquisition or disposition of our assets, if we use a lead manager, placement agent or investment banker or person performing such function for a fee.



     We and the selected placement agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiations between us and the managing placement agent and is not necessarily related to our asset value, net worth, results of operations or other established criteria of value. The factors considered in determining the initial offering price include the history of and the prospects for IMS and the industry in which we operate, our past and present operating results and the trends of such results, our financial condition, the experience of our management, the market price of publicly traded stock of comparable companies in recent periods and the general condition of the securities markets at the time of this offering.


                                  LEGAL MATTERS


     The validity of the shares of common stock offered through this prospectus will be passed upon for us by Gerald R. Turner & Associates, S.C., Milwaukee, Wisconsin. Legal matters relating to this offering will be passed upon for the managing placement agent by Kranitz & Philipp, Milwaukee, Wisconsin.


                                     EXPERTS


     Smith & Gesteland, LLP, independent accountants, have audited our consolidated financial statements as of December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance upon the report of Smith & Gesteland, LLP, given on their authority as experts in auditing and accounting.



                    WHERE YOU CAN FIND ADDITIONAL INFORMATION



     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules filed with it, may be inspected without charge at the SEC's public reference rooms at:



     -   Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C.
         20549;



     -   Seven World Trade Center, 13th Floor, New York, New York 10048; or



     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.



     Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC at http://www.sec.gov.



     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file annual reports containing consolidated financial statements audited by an independent public accounting firm, quarterly reports containing unaudited consolidated financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC's public reference room, and the Web site of the SEC referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                                                               Page
                                                                                                               ----

Report of Independent Accountants............................................................................   F-1

Financial Statements:
Consolidated Balance Sheets at December 31, 1999 and 1998....................................................   F-2

Consolidated Statements of Income for the years ended
         December 31, 1999 and 1998..........................................................................   F-4

Consolidated Statements of Changes in Stockholder Equity
         for the years ended December 31, 1999 and 1998......................................................   F-5

Consolidated Statements of Cash Flows for the years ended
         December 31, 1999 and 1998..........................................................................   F-6

Notes to Consolidated Financial Statements...................................................................   F-7


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS







To the Shareholders and Board of Directors
International Monetary Systems, Ltd.
New Berlin, Wisconsin



We have audited the accompanying consolidated balance sheets of International Monetary Systems, Ltd., and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholder equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly the consolidated financial position of International Monetary Systems, Ltd., and subsidiaries at December 31, 1999 and 1998, and the results of its operations and cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.




Madison, Wisconsin                                 /s/ Smith & Gesteland, LLP
March 10, 2000                                         SMITH & GESTELAND, LLP

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin


                           CONSOLIDATED BALANCE SHEETS
                                   December 31



                                                                                       1999               1998
                                                                                  --------------     -------------
             ASSETS
Current assets
    Cash                                                                          $     101,505      $      8,789
    Accounts receivable, net of allowance for doubtful
       accounts of $27,275 in 1999 and $15,308 in 1998                                  173,550           147,359
    Earned trade account                                                                 72,472           134,965
    Inventory                                                                            89,685            60,680
                                                                                  --------------     -------------
         Total current assets                                                           437,212           351,793
                                                                                  --------------     -------------
Furniture and equipment
    Furniture and equipment                                                             225,764           174,806

       Less accumulated depreciation                                                   (139,440)         (110,940)
                                                                                  --------------     -------------
         Net furniture and equipment                                                     86,324            63,866
                                                                                  --------------     -------------
Other assets
    Goodwill                                                                             50,616            54,365
    Investment in real estate                                                            26,000            26,000
    Deferred income taxes                                                                 9,534             4,951
    Other                                                                                11,600             6,157
                                                                                  --------------     -------------
         Total other assets                                                              97,750            91,473
                                                                                  --------------     -------------








         Total assets                                                             $     621,286      $    507,132
                                                                                  ==============     =============



    The accompanying notes are an integral part of the financial statements.



                                                                                       1999               1998
                                                                                  --------------     -------------
             LIABILITIES

Current liabilities
    Accounts payable                                                              $      20,619      $     21,944
    Payroll and payroll taxes                                                            42,607            46,608
    Sales taxes                                                                           1,947             4,284
    Accrued income taxes                                                                    594               593
    Notes payable                                                                         5,437             6,444
    Current portion of long-term debt                                                     9,301             7,906
                                                                                  --------------     -------------
         Total current liabilities                                                       80,505            87,779
                                                                                  --------------     -------------
Long-term liabilities
    Notes payable to banks                                                               40,814            31,653
    Notes payable to stockholder                                                          8,235            16,866
    Debentures payable                                                                                     55,000
                                                                                  --------------     -------------
         Total long-term liabilities                                                     49,049           103,519
                                                                                  --------------     -------------
         Total liabilities                                                              129,554           191,298
                                                                                  --------------     -------------
             STOCKHOLDER EQUITY


Common stock, $.01 par value for 1998, $.0001 par
    value for 1999                                                                          214             5,108
Paid in capital                                                                         538,305           343,108
Retained earnings (deficit)                                                             (46,787)          (32,382)
                                                                                  --------------     -------------
         Total stockholder equity                                                       491,732           315,834
                                                                                  --------------     -------------
         Total liabilities and stockholder equity                                 $     621,286      $    507,132
                                                                                  ==============     =============


                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin


                        CONSOLIDATED STATEMENTS OF INCOME
                         For the Years Ended December 31



                                                                                    1999                1998
                                                                              ----------------     ---------------
Income
    Gross revenue                                                             $     1,396,851      $    1,181,540
                                                                              ----------------     ---------------
Expenses
    Payroll, related taxes and employee benefits                                      788,717             649,446
    General and administrative                                                        284,927             266,229
    Occupancy                                                                         166,361             115,769
    Selling                                                                           142,310              99,514
    Other                                                                              33,524              31,930
                                                                              ----------------     ---------------
          Total expenses                                                            1,415,839           1,162,888
                                                                              ----------------     ---------------
Income (loss) before income taxes                                                     (18,988)             18,652
Income tax expense (benefit)                                                           (4,583)              9,278
                                                                              ----------------     ---------------
          Net income (loss)                                                   $       (14,405)     $        9,374
                                                                              ================     ===============
          Net income (loss) per common share                                  $         (0.01)     $         0.01



    The accompanying notes are an integral part of the financial statements.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin


            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER EQUITY
                         For the Years Ended December 31



                                                         Common Stock                            Retained         Total
                                                   --------------------------     Paid in        Earnings      Stockholder
                                                     Shares         Amount        Capital        (Deficit)        Equity
                                                   ------------    ----------   -------------    ----------    -------------
1998
------------------------------------------
Balance January 1, 1998                                443,850     $   4,438    $    173,836    $  (41,756)    $   136,518
Net income for 1998                                                                                  9,374           9,374
Stock issued
   Private placement proceeds                           52,000           520         124,422                       124,942
   Purchase of assets of
      Wisconsin Barter Exchange                         15,000           150          44,850                        45,000
                                                   ------------    ----------   -------------   -----------    ------------
Balance December 31, 1998                              510,850         5,108         343,108       (32,382)        315,834
1999
------------------------------------------
Net income (loss) for 1999                                                                         (14,405)        (14,405)
Stock issued
   Private placement proceeds                           60,152             6         122,297                       122,303
   Stock options                                        13,000             1          12,999                        13,000
   Debentures exchanged for stock                       27,500             3          54,997                        55,000
   Par value changed to $.0001 in
      July 1999                                                       (5,057)          5,057
   Two for one stock splits:
      July 1999                                        456,850            46             (46)
      December 1999                                  1,068,352           107            (107)
                                                   ------------    ----------   -------------   -----------    ------------
Balance December 1999                                2,136,704     $     214    $    538,305    $  (46,787)    $   491,732
                                                   ============    ==========   =============   ===========    ============




Common stock authorized was 560,000 shares at December 31, 1998 and 20,000,000 shares at December 31, 1999.




    The accompanying notes are an integral part of the financial statements.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         For the Years Ended December 31



                                                                                      1999               1998
                                                                                 -------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                                            $    (14,405)       $     9,374
    Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
         Depreciation and amortization                                                 32,249             27,634
         Deferred income taxes                                                         (4,583)             9,278
         (Gain) loss on investment in partnership                                        (743)              (135)
         Loss on disposition of real estate
         Changes in assets and liabilities:
            Accounts receivable                                                       (26,191)           (35,657)
            Earned trade account                                                       62,493                302
            Inventory                                                                 (29,005)           (60,680)
            Prepaid expenses                                                              400               (400)
            Security deposits                                                         (10,100)
            Accounts payable                                                           (1,325)               333
            Payroll and payroll taxes                                                  (4,001)           (12,572)
            Sales taxes                                                                (2,337)             4,284
                                                                                 -------------       ------------
         Net cash provided by (used in) operating activities                            2,452            (58,239)
                                                                                 -------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                                               (50,958)           (36,353)
   Goodwill                                                                                              (11,240)
   Sale of partnership interest                                                         5,000
                                                                                 -------------       ------------
         Net cash used in investing activities                                        (45,958)           (47,593)
                                                                                 -------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings (repayment) of debt                                                   9,550             35,437
   Prepayment of shareholder note                                                      (8,631)           (56,141)
   Proceeds from issuance of stock                                                    135,303            124,942
                                                                                 -------------       ------------
         Net cash provided by financing activities                                    136,222            104,238
                                                                                 -------------       ------------
         Net increase (decrease) in cash                                               92,716             (1,594)
Cash at beginning of period                                                             8,789             10,383
                                                                                 -------------       ------------
Cash at end of period                                                            $    101,505        $     8,789
                                                                                 =============       ============
SUPPLEMENTAL DISCLOSURES:
      Cash paid for interest                                                     $     14,729        $    15,889
SCHEDULE OF NONCASH INVESTING AND FINANCING
   ACTIVITIES:
      Acquisition of business for stock                                          $                   $    45,000
      Debentures exchanged for stock                                                   55,000






    The accompanying notes are an integral part of the financial statements.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



NOTE 1 -     INFORMATION ABOUT THE COMPANY AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES




             A..  ORGANIZATION



                  International Monetary Systems, Ltd. (IMS - the company), is a holding company located in New Berlin, Wisconsin with two wholly-owned operating subsidiaries which comprise the Continental Trade Exchange Barter Network: Continental Trade Exchange, Ltd. (CTEL), and Continental Trade Exchange of Illinois, Inc. (CTEILL). CTEL, a barter industry trade exchange business was acquired in January 1989. CTEILL, also a barter trade exchange business, was acquired in December 1996.


             B.   ACQUISITIONS

                  On July 15, 1998, CTEILL acquired the assets and barter trade accounts of Commercial Barter of Illinois, Inc., located in Joliet, Illinois for $20,000. On July 29, 1998, CTEL acquired the assets and barter trade accounts of Wisconsin Barter Exchange (WBE) located in Madison, Wisconsin for $60,000 cash and $45,000 in stock of IMS. Goodwill in the amount of $56,240 was recognized as a result of the WBE purchase.


                  As a result of these acquisitions, the combined operations of Continental Trade Exchange now cover the eastern portion of Wisconsin and northern Illinois. Total clients numbered over 2,400 as of December 1999. Trade volume totaled $9,689,000 and $11,150,000 for 1998 and 1999, respectively, producing consolidated revenues for the company of $1,182,000 and $1,397,000 for 1998 and 1999, respectively.


             C.   OPERATIONS OF BARTER EXCHANGES

                  Barter exchanges not only operate with traditional cash currency, but they can also issue trade credits, which constitute their own unique currency. Trade exchanges permit members/clients to barter their goods and services with other clients in several ways. Many sell their products to the barter network directly, others issue trade certificates that are redeemable for their goods or services, and the balance transact their barter business by issuing trade vouchers. In return, the selling clients receive trade credits from the exchange, which may be used to purchase services or products from other members in the exchange.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.





NOTE 1 -     INFORMATION ABOUT THE COMPANY AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (CONTINUED)



             D.   REVENUE SOURCES

                  The company and its subsidiaries earn revenues in both traditional dollars (cash income) and in trade dollars. Cash income is earned through membership set-up fees assessed when a member joins, through service fees generated when clients spend their trade dollars to purchase goods and services through the exchange from other members, through monthly maintenance fees, and through sales for cash of products originally purchased by IMS with its own trade dollars.


                  Trade profits are generated in various ways. Monthly maintenance fees are assessed in trade dollars as well as in cash. Transaction fees are assessed in trade dollars rather than cash for clients in certain industries such as radio and TV stations, hotels, and restaurants and others not accustomed to paying cash fees because they already are involved in many direct barter transactions for their services. Occasionally the company will accept a favorable trade ratio in lieu of a cash service fee. The company also has an opportunity to create additional trade profits by purchasing wholesale, closeout, and liquidation merchandise for cash, and the liquidating of such products through the trade program.


                  Earned trade dollars are used by the company to purchase various goods and services required in its operations. All barter transactions are reported at the estimated fair value of the products or services received.


             E.   PRINCIPLES OF CONSOLIDATION


                  The consolidated financial statements include the accounts of the company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

             F.   USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

             G.   INVENTORY


                  Inventory consists primarily of fine art and other merchandise which the company intends to sell. Inventory is carried at the lower of actual cost of acquisition or fair value.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.





NOTE 1 -     INFORMATION ABOUT THE COMPANY AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (CONTINUED)



             H.   EARNED TRADE ACCOUNT


                  As part of the operations of the subsidiaries, trade dollars are earned which can be and are used to purchase goods and services. This account is increased principally for service, membership and transaction fees, and is decreased by the company's purchase of goods and services for trade dollars. An impairment loss is recognized if it becomes apparent that the fair value of the trade dollars in the account is less than the carrying amount or if it is probable that the company will not use all of its trade dollars.


             I.   FURNITURE AND EQUIPMENT

                  Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated methods over the estimated useful lives of five to seven years.

             J.   GOODWILL

                  Goodwill represents the excess of the cost over fair value of the assets acquired in the purchase of Wisconsin Barter Exchange, Madison, Wisconsin. The transaction was accounted for as a purchase and the goodwill is being amortized on a straight-line basis over a fifteen year period.

             K.   INCOME TAXES

                  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the financial and income tax basis of assets and liabilities, and to the tax benefit of net operating loss carryovers.

                  The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

             L.   CONCENTRATIONS OF CREDIT RISK

                  The company grants credit to its customers, substantially all of whom are members of the Continental Trade Exchange barter network located in eastern Wisconsin and northern Illinois. The company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



NOTE 1 -     INFORMATION ABOUT THE COMPANY AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES (CONTINUED)


             M.   ADVERTISING


                  Advertising costs, which are principally included in selling expenses, are expensed as incurred. Advertising expense was $8,417 and $8,593 for the years ended December 31, 1999 and 1998, respectively.



NOTE 2 -     FURNITURE AND EQUIPMENT



                                                                                              Accumulated
                                                                              Cost           Depreciation
                                                                          -------------     ----------------
                     Balance January 1, 1998                              $    138,453       $     85,181
                     Additions during 1998                                      36,353
                     Depreciation expense for 1998                                                 25,759
                                                                          -------------      -------------
                     Balance December 31, 1998                                 174,806            110,940
                     Additions during 1999                                      50,958
                     Depreciation expense for 1999                                                 28,500
                                                                          -------------      -------------
                     Balance December 31, 1999                            $    225,764       $    139,440
                                                                          =============      =============



NOTE 3 -     NOTES PAYABLE TO BANKS
             A subsidiary of the company (CTEL) has a revolving line of credit with Bank One in the amount of $50,000, with a final maturity of May 5, 2005. Amounts drawn and outstanding were $29,073 and $29,244 as of December 31, 1999 and 1998, respectively. Monthly payments are due based on the greatest of accrued interest, $250 or 3% of the total amount outstanding. Interest is computed at prime plus 3% (11.75% as of December 31, 1999).



             CTEL obtained an additional business line of credit with Wells Fargo Bank in the amount of $50,000, during November 1998. The line has no maturity date. The balance outstanding was $21,042 and $10,315 as of December 31, 1999 and 1998, respectively. Monthly payments are based on 2% of the outstanding balance. Interest is computed at prime plus 1.75% (10.5% as of December 31, 1999).



                                                         Balance
                                                         as of
                                                         December 31,        Current         Long-Term
                                                         1999                Position        Portion
                                                         -----------------   ------------    -------------
                      Bank One                             $ 29,073           $6,491         $ 22,582
                      Wells Fargo                            21,042            2,810           18,232
                                                           ------------       ----------     ------------
                      Total                                $ 50,115           $9,301         $ 40,814
                                                           ============       ==========     ============

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.





NOTE 3 -     NOTES PAYABLE TO BANKS (CONTINUED)



             The aggregate amount of maturities of long-term debt for each of the next five years is as follows:



                         2000                          $     9,301
                         2001                                7,476
                         2002                                6,026
                         2003                                4,870
                         2004                                3,947
                         Thereafter                         18,495
                                                       ------------
                                                       $    50,115
                                                       ============




NOTE 4 -     NOTES PAYABLE TO STOCKHOLDER


             From time to time, the president and major shareholder of the company has loaned funds to the subsidiaries. There is no definite repayment schedule. Interest is payable quarterly based on a 12% annual rate.



NOTE 5 -     DEBENTURES PAYABLE



             Debentures had been issued under the following terms:



                                                                                                Original
                        Number           Rate             Date                 Amount           Maturity
                      -----------       -------        -----------        ------------         -----------
                         104             10%            06/08/94          $    10,000           06/01/97
                         105             10%            06/01/94               10,000           06/30/96
                         106             10%            07/01/94               10,000           12/31/96
                         107             13%            04/01/95               10,000           03/31/98
                         108             13%            04/01/95               10,000           03/31/96
                                         10%            12/22/93                5,000           12/31/99



             Those debentures with original maturity dates prior to 1999 had been renewed for indefinite periods at the same interest rates, with the exception of #106 which increased to 12%.



             The $10,000 debentures had attached warrants to purchase 5,000 shares of IMS stock at $2.00 per share. The $5,000 debenture allowed the holder to purchase 2,500 shares at $2.00 per share. The president and major shareholder of the company had personally guaranteed the debentures. Interest was paid quarterly.



             All debentures were exchanged for stock during December 1999

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                              New Berlin, Wisconsin


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.




 .NOTE 6 -     INCOME TAXES



             Income tax expense consists of the following components:



                                                                                            1999           1998
                                                                                        -----------    -----------
             Currently payable - federal                                                $              $
             Currently payable - state
             Deferred
                 Federal                                                                                    6,010
                 State                                                                                      3,268
             Tax benefit of net operating loss                                              (4,583)
                                                                                        ===========    ===========
                      Total expense (benefit)                                           $   (4,583)    $    9,278
                                                                                        ===========    ===========
             Deferred income tax assets are attributable to the tax benefits of net operating loss carryforwards as follows:
                    Classified as a long-term asset                                     $    9,534     $    4,951
                                                                                        ===========    ===========




NOTE 7 -     STOCK OPTIONS


             Two employees of the company were granted stock options in 1996 to acquire 10,000 and 3,000 shares respectively of the $.01 par value common stock of the corporation for $1.00 per share. Both options were exercised in 1999.



NOTE 8 -     RELATED PARTY TRANSACTIONS



             The company currently leases its executive offices and principal operating facilities in New Berlin, Wisconsin from Glendale Investments, LLC, a Wisconsin limited liability company which is 100% owned by officers and stockholders of the company. The lease commenced October 1, 1999, and expires September 30, 2002. Lease payments are $5,000 per month plus 50% of certain operating costs including insurance, utilities, maintenance and other-than-structural repairs, and 50% of increased real estate taxes over the 1999 taxes.

NOTE 9 -     COMMITMENTS AND CONTINGENCIES



             The company has various leases for office facilities and vehicles which are classified as operating leases. Total rent expense for all operating leases for 1999 and 1998 is summarized below:



                                                                                1999              1998
                                                                           --------------    --------------
                    Office facilities on month-to-month leases             $     106,367     $      89,793
                    Related party lease (see Note 8)                              15,000
                    Madison, Wisconsin office lease expiring
                        June 30, 2000, at $375 per month                           2,250
                    Vehicle leases                                                30,578            29,361
                                                                           --------------    --------------
                                                                           $     154,195     $     119,154
                                                                           ==============    ==============



    Minimum future lease commitments as of December 31, 1999, are summarized as follows:



                                                                                Office
                                                                              Facilities        Vehicles
                                                                              ------------     ------------
                       Year ended December 31
                                2000                                          $    62,250      $    20,515
                                2001                                               60,000           14,346
                                2002                                               45,000




NOTE 10 -    EARNINGS PER SHARE



             Earnings per share are based on the weighted average number of shares outstanding for the year, restated for the two stock splits in 1999. Weighted average shares outstanding were 1,992,198 and 1,834,118 for 1999 and 1998, respectively.

                                                                       EXHIBIT A








                                1,000,000 SHARES
                       INTERNATIONAL MONETARY SYSTEMS LTD.
                                  COMMON STOCK
                             SUBSCRIPTION AGREEMENT



International Monetary Systems, Ltd.
16901 West Glendale Drive
New Berlin, Wisconsin  53151

Gentlemen:


     The undersigned irrevocably subscribe(s) for and agree(s) to purchase _______shares of common stock, par value $0.0001 per share ("Common Stock"), of International Monetary Systems, Ltd. ("Company"), to be registered in the name(s) of the undersigned at the address appearing below. Delivered concurrently herewith is payment in full for the Common Stock subscribed for, at the price of $____ per share (checks made payable to "Grafton State Bank, Escrow Agent"). The undersigned agree(s) that the Company has the right to reject this subscription for any reason and that, in the event of rejection, all funds delivered herewith will be promptly returned, without interest or deduction.


WITHHOLDING CERTIFICATION

     Each of the undersigned certifies under penalty of perjury that:
     (1) The Social Security Number or other Federal Tax I.D. Number entered below is correct.
     (2) The undersigned is not subject to backup withholding because:

         (a) The IRS has not informed the undersigned that he/she/it is subject to backup withholding.
         (b) The IRS has notified the undersigned that he/she/it is no longer subject to backup withholding.
     NOTE: If this statement is not true and you are subject to backup withholding, strike out section (2).

REGISTRATION OF SECURITIES


     Common Stock is to be registered as indicated below. (Please type or print.)






--------------------------------



                                             -----------------------------------
                                             Social Security or Federal Tax I.D.
--------------------------------             Number
            Name(s)




--------------------------------
         Street Address                      Telephone Number ( ) --------------




--------------------------------
     City, State, Zip Code






OWNERSHIP:  [ ] Individual   [ ] Marital Property
[ ] Joint Tenants with Right of Survivorship   [ ] Tenants in Common
[ ] Corporation [ ] Partnership [ ] Trust [ ] IRA/Qualified Plan
[ ] Other


If Common Stock is to be registered jointly, all owners must sign. For IRAs/Qualified Plans, the trustee must sign. Any registration in the names of two or more co-owners will, unless otherwise specified, be as joint tenants with rights of survivorship and not as tenants in common. Each subscriber certifies that he/she/it has full capacity to enter into this Agreement. This subscription is subject to acceptance by the Company and will not be accepted unless accompanied by payment in full.

SUBSCRIBER SIGNATURES


INDIVIDUALS (All proposed record holders must sign.)


Dated:
       -------------------



----------------------------------    ------------------------------------------
         (Signature)                              (Signature)




----------------------------------    ------------------------------------------
    (Print or Type Name)                      (Print or Type Name)




CORPORATIONS, PARTNERSHIPS, TRUSTS AND IRAS/QUALIFIED PLANS (Certificate of Signatory must be completed.)




Dated:
       ---------------------------    ------------------------------------------
                                             (Print or Type Name of Entity)



                                  By:
                                      ------------------------------------------
                                       (Signature of Authorided Representative)



                            CERTIFICATE OF SIGNATORY



I,                               , am the
  -------------------------------        ---------------------------------------
 (Print or Type Name of Authorized        (Print or Type Title or Position)
 Representative)



of
  ---------------------------------(Entity").
 (Print or Type Name of Subscribing Entity)


     I certify that I am fully authorized and empowered by the Entity to execute this Subscription Agreement and to purchase Common Stock, and that this Subscription Agreement has been duly executed by me on behalf of the Entity and constitutes a valid and binding obligation of the Entity in accordance with its terms.



--------------------------------------------------------------------------------
                    (Signature of Authorized Representative)
SALES AGENT


     Name of Selected Placement Agent:
                                      ------------------------------------------


     Name of Registered Representative:
                                        ----------------------------------------

ACCEPTANCE


     Subscription [ ] accepted [ ] rejected as of                ,2000.
                                                 ----------------
                                            INTERNATIONAL MONETARY SYSTEMS, LTD.





                                        By:
                                            ------------------------------------
                                             (Signature of Authorized Officer)

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 11.01 through 11.03 of the Bylaws of the Registrant authorize such corporation to indemnify its directors, officers, employees or agents to the fullest extent permitted by Wisconsin law, as follows:

                                   ARTICLE XI
                                 INDEMNIFICATION

     SECTION 11.01. INDEMNIFICATION. The corporation shall, to the fullest extent authorized by ch. 180, indemnify a director or officer against liability and reasonable expenses incurred by the director or officer in a proceeding in which the director or officer was a party because he or she is or was a director or officer of the corporation. These indemnification rights shall not be deemed to exclude any other rights to which the director or officer may otherwise be entitled. The corporation may, to the fullest extent authorized by ch. 180, indemnify, reimburse or advance expenses of directors or officers.

     A director or officer who seeks indemnification under this Section shall make a written request to the corporation. Indemnification under this Section is not required to the extent limited by the articles of incorporation under
Section 11.02. Indemnification under this Section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.

     SECTION 11.02. LIMITED INDEMNIFICATION. The corporation's articles of incorporation may limit its obligation to indemnify under Section 11.01. A limitation under this Section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect.

     SECTION 11.03. INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENT. The corporation shall, to the fullest extent authorized by ch. 180, indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation. In addition to the indemnification required by the preceding sentence, the corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or by-laws, by general or specific action of the board of directors or by contract.

Sections 180.0850 through 180.0859 of the Wisconsin Business Corporation Law provide for the indemnification of directors, officers and other employees of the Registrant, as follows:

     180.0850 DEFINITIONS APPLICABLE TO INDEMNIFICATION AND INSURANCE PROVISIONS. In ss. 180.0850 to 180.0859:
       (1) "Corporation" means a domestic corporation and any domestic or foreign predecessor of a domestic corporation where the predecessor corporation's existence ceased upon the consummation of a merger or other transaction.
       (2) "Director or officer" of a corporation means any of the following:
           (a) An individual who is or was a director or officer of the corporation.
           (b) An individual who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise.

           (c) An individual who, while a director or officer of the corporation, is or was serving an employee benefit plan because his or her duties to the corporation also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.
           (d) Unless the context requires otherwise, the estate or personal representative of a director or officer.
       (3) "Expenses" include fees, costs, charges. disbursements, attorney fees and any other expenses incurred in connection with a proceeding.
       (4) "Liability" includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses.
       (5) "Party" includes an individual who was or is, or who is threatened to be made, a named defendant or respondent in a proceeding.
       (6) "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person.
180.0851 MANDATORY INDEMNIFICATION. (1) A corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.
       (2)(a) In cases not included under sub. (1), a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:
         1. A wilful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.
         2. A violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.
         3. A transaction from which the director or officer derived an improper personal profit.
         4. Wilful misconduct.
         (b) Determination of whether indemnification is required under this subsection shall be made under s. 180.0855.
         (c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required under this subsection.
         (3) A director or officer who seeks indemnification under this section shall make a written request to the corporation.
         (4) (a) Indemnification under this section is not required to the extent limited by the articles of incorporation under s. 180.0852.
         (b) Indemnification under this section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.
180.0952 CORPORATION MAY LIMIT INDEMNIFICATION. A corporation's articles of incorporation may limit its obligation to indemnify under s. 180.0851. Any provision of the articles of incorporation relating to a corporation's power or obligation to indemnify that was in existence on June 13, 1987, does not constitute a limitation on the corporation's obligation to indemnify under s.
180.0851. A limitation under this section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect.
180.0853 ALLOWANCE OF EXPENSES AS INCURRED. Upon written request by a director or officer who is a party to a proceeding, a corporation may pay or reimburse his or her reasonable expenses as incurred if the director or officer provides the corporation with all of the following:

       (1) A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation.
       (2) A written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by the corporation, to pay reasonable interest on the allowance to the extent that it is ultimately determined under
s. 180.0855 that indemnification under s. 180.0851(2) is not required and that indemnification is not ordered by a court under s. 180.0854(2)(b). The undertaking under this subsection shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance. The undertaking may be secured or unsecured.
180.0854 COURT-ORDERED INDEMNIFICATION. (1) Except as provided otherwise by written agreement between the director or officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Application shall be made for an initial determination by the court under s. 180.0855(5) or for review by the court of an adverse determination under s. 180.0855(1), (2), (3), (4) or (6). After receipt of an application, the court shall give any notice that it considers necessary.
       (2) The court shall order indemnification if it determines any of the following:
       (a) That the director or officer is entitled to indemnification under
s. 180-0851 (1) or (2). If the court also determines that the corporation unreasonably refused the director's or officer's request for indemnification, the court shall order the corporation to pay the director's or officer's reasonable expenses incurred to obtain the court-ordered indemnification.
       (b) That the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under s.180.0851(2).
180.0955 DETERMINATION OF RIGHT TO INDEMNIFICATION. Unless otherwise provided by the articles of incorporation or bylaws or by written agreement between the director or officer and the corporation, the director or officer seeking indemnification under s. 180.0851(2) shall select one of the following means for determining his or her right to indemnification:
       (1) By a majority vote of a quorum of the board of directors consisting of directors who are not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of 2 or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.
       (2) By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed in sub. (1) or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related proceedings.
       (3) By a panel of 3 arbitrators consisting of one arbitrator selected by those directors entitled under sub. (2) to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the 2 arbitrators previously selected.
       (4) By an affirmative vote of shares as provided in s.180.0725. Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.
       (5) By a court under s.180.0854.
       (6) By any other method provided for in any additional right to indemnification permitted under s.180.0858.
180.0856 INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENTS.
       (1) A corporation shall indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation.
       (2) In addition to the indemnification required by sub. (1), a corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or bylaws, by general or specific action of the board of directors or by contract.

180.0857 INSURANCE. A corporation may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer or arising from his or her status as an employee, agent, director or officer, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under ss. 180.0851, 180.0853,
180.0856 and 180.0858.
180.0858 ADDITIONAL RIGHTS TO INDEMNIFICATION AND ALLOWANCE OF EXPENSES. (1) Except as provided in sub. (2), ss. 180.0851 and 180.0853 do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under any of the following:
       (a) The articles of incorporation or bylaws.
       (b) A written agreement between the director or officer and the corporation.
       (c) A resolution of the board of directors.
       (d) A resolution, after notice, by a majority vote of all of the corporation's voting shares then issued and outstanding.
       (2) Regardless of the existence of an additional right under sub. (1), the corporation may not indemnify a director or officer, or permit a director or officer to retain any allowance of expenses unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty that he or she owes to the corporation which constitutes conduct under s. 180.0851(2)(a)1, 2, 3 or 4. A director or officer who is a party to the same or related proceeding for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.
       (3) Sections 180.0850 to 180.0859 do not affect a corporation's power to pay or reimburse expenses incurred by a director or officer in any of the following circumstances:
       (a) As a witness in a proceeding to which he or she is not a party.
       (b) As a plaintiff or petitioner in a proceeding because he or she is or was an employee, agent, director or officer of the corporation.
180.0859 INDEMNIFICATION AND INSURANCE AGAINST SECURITIES LAW CLAIMS. (1) It is the public policy of this state to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with a proceeding involving securities regulation described under sub. (2) to the extent required or permitted under ss. 180.0850 to 180.0858.
       (2) Sections 180.0850 to 180.0858 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisors.

     The Registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its Articles of Incorporation of Incorporation and Bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     All amounts below are based upon the registration of 1,150,000 shares at $6.00 per share, of which 1,000,000 shares are assumed to be sold in the offering at $6.00 per share:

         SEC registration fee............................  $   1,821.60
         NASD filing fee.................................      1,190.00
         Brokers' expense allowance......................    120,000.00
         Legal fees and expenses.........................     98,000.00 *
         Accounting fees and expenses....................     17,500.00 *
         Blue Sky fees and expenses......................      9,250.00 *
         Printing and engraving..........................     22,750.00 *
         Other expenses..................................      4,988.40 *
                                                           --------------
                  Total..................................  $ 275,500.00 *
--------------------

         *  Estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On July 20, 1999, the Registrant sold an aggregate of 13,000 shares of Common Stock to two of its employees (10,000 shares and 3,000 shares, respectively), pursuant to the exercise of options granted in 1996, at the price of $1.00 per share. No selling commissions or other compensation were paid in connection with either transaction. Such sales were made in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of such Act.

     On July 29, 1998, in connection with its acquisition of the assets and trade accounts of Wisconsin Barter Exchange, the Registrant issued 15,000 shares of its Common Stock to Scott Sanftleben, the seller of such assets and trade accounts, valued at $3.00 per share ($45,000) for purposes of the sale. No selling commissions or other compensation were paid in connection with either transaction. Such payment was made in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of such Act.

     From June 10, 1998 through September 30, 1999, the Registrant sold, as investment units, 112,152 shares of common stock and warrants to purchase an additional 56,076 shares. Each unit consisted of two shares of common stock and a warrant to purchase one additional share for $4.00. Units were sold to 29 individual investors, of whom 6 were accredited and 23 were nonaccredited (but who certified that they had the level of sophistication required by Rule 506 of Regulation D), at the price of $6.00 per unit, for an aggregate purchase price of $336,456. Adjusted for a subsequent 2-for-1 stock split, 224,304 shares of common stock and warrants covering 112,152 additional shares at $2.00 per share were sold. All purchasers received and/or were given access to the information required under Rule 502(b). The foregoing private offering was underwritten, on a "best-efforts" basis, by Pavek Investments, Inc., Milwaukee, Wisconsin; the Registrant paid an aggregate of $33,646 in commissions and expense allowances to Pavek Investments, Inc. in connection with the distribution of the offering.
All sales were made in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of such Act and Rule 506 of Regulation D thereunder.


ITEM 27. EXHIBITS.

   Exhibit
   Number                                       Description

     1.1     Underwriting Agreement *
     3.1     Articles of Incorporation of the Registrant *
     3.2     Articles of Amendment of the Registrant *
     3.3     Bylaws of the Registrant *
     4.1     Form of Underwriter's Warrant
     5.1     Opinion of Gerald R. Turner & Associates, S.C.
    10.1     Lease Agreement, between Glendale Investments, LLC. and the
             Registrant
    10.2 Escrow Agreement, among the Registrant, Liss Financial Services and Grafton State Bank
    23.1     Consent of Gerald R. Turner & Associates, S.C. (included in Exhibit
             5.1)
    23.2     Consent of Kranitz & Philipp
    23.3     Consent of Smith & Gesteland, LLP.
    24.1     Power of Attorney *
    27.1     Financial Data Schedule (included in electronic filing only)
    -----------------------
         *  Previously filed.


ITEM 28. UNDERTAKINGS.

     The undersigned small business issuer will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

     (3) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i) Include any prospectus required by section 10(a)(3) of the Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

           (iii) Include any additional or changed material information on the plan of distribution.

     (4) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (5) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New Berlin, State of Wisconsin on April 3, 2000.

                                   INTERNATIONAL MONETARY SYSTEMS, LTD.



                                By:       /s/ DONALD F. MARDAK
                                   --------------------------------------
                                              Donald F. Mardak,
                                    Chief Executive Officer and President



     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

              Signature                                     Title
              ---------                                     -----


          DONALD F. MARDAK                         Chief Executive Officer
                                                 (Principal Executive Officer),
                                                    President and Director

        JOHN E. STRABLEY, JR.                     Executive Vice President
                                                        and Director


          DALE L. MARDAK                   Vice President, Treasurer (Principal
                                             Financial and Accounting Officer)
                                                        and Director



                      By:  /s/ DONALD F. MARDAK
                         -------------------------------
                               Donald F. Mardak
                   Signing personally as Chief Executive Officer,
                    (Principal Executive Officer), President
                              and Director, and as
                            Attorney-in-Fact for the
                          directors and officers whose
                             names appear above, on
                                 April 3, 2000.


                               Part III-Signatures

                                1,000,000 SHARES
                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                                  COMMON STOCK


                                INDEX TO EXHIBITS


   Exhibit
   Number                                       Description
   -------                                      -----------
     1.1     Underwriting Agreement *
     3.1     Articles of Incorporation of the Registrant *
     3.2     Articles of Amendment of the Registrant *
     3.3     Bylaws of the Registrant *
     4.1     Form of Underwriter's Warrant *
     5.1     Opinion of Gerald R. Turner & Associates, S.C.
    10.1     Lease Agreement, between Glendale Investments, LLC. and the
             Registrant
    10.2 Escrow Agreement, among the Registrant, Liss Financial Services and Grafton State Bank
    23.1     Consent of Gerald R. Turner & Associates, S.C. (included in Exhibit
             5.1)
    23.2     Consent of Kranitz & Philipp
    23.3     Consent of Smith & Gesteland, LLP.
    24.1     Power of Attorney *
    27.1     Financial Data Schedule (included in electronic filing only)
    -----------------------
         *  Previously filed.


                                  Exhibit Index